   As filed with the Securities and Exchange Commission on November 5, 1999
                                                     Registration No. 333-85095
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              AMENDMENT NO. 1 to
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ACTIVEWORLDS.COM, INC.

--------------------------------------------------------------------------------
                (Name of Small Business Issuer in Its Charter)


              Delaware                             511210                    87-0564911
------------------------------------   ------------------------------   --------------------
   (State or Other Jurisdiction of     (Primary Standard Industrial        (IRS Employer
    Incorporation or Organization)      Classification Code Number)     Identification No.)


                               95 PARKER STREET
                       NEWBURYPORT, MASSACHUSETTS 01950
                                 (978) 499-0222
             ----------------------------------------------------
         (Address and telephone number of Principal Executive Offices)

                  Mr. J.P. McCormick, Chief Financial Officer
                            Activeworlds.com, Inc.
                               95 Parker Street
                             Newburyport, MA 01950
                                (978) 499-0222
             ----------------------------------------------------

           (Name, address and telephone number of agent for service)
                 Please send a copy of all communications to:


John A. Kostrubanic, Esq.          Asher S. Levitsky P.C.
Pepe & Hazard, LLP                 Esanu Katsky Korins & Siger, LLP
150 Federal Street, 28th Floor     605 Third Avenue
Boston, MA 02110-1745              New York, NY 10158
(617) 695-9090                     (212) 953-6000
Fax: (617) 695-9255                Fax: (212) 953-6899

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ---------------------
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ---------------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                             ---------------------
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------


                                                                  Proposed
             Title of Each                                        Maximum           Proposed      Amount of
          Class of Securities                 Amount         Offering Price(1)      Maximum      Registration
           To be Registered              to be Registered         Per Unit         Aggregate         Fee
--------------------------------------------------------------------------------------------------------------
Units each consisting of one share of
 common stock and one series B
 redeemable common stock purchase
 warrant(2): .........................      1,725,000       $ 4.50                $7,762,500    $  2,158.00
--------------------------------------------------------------------------------------------------------------
Common stock(3) ......................
--------------------------------------------------------------------------------------------------------------
Underwriters' unit purchase option(4)              --          --                         --            --
--------------------------------------------------------------------------------------------------------------
Units issuable upon exercise of the
 Underwriters' unit purchase option(5)        150,000       $ 5.40                $  810,000    $    225.00
Common stock(6) ......................
--------------------------------------------------------------------------------------------------------------
Totals .....................................................................................    $  2,383.00
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (a) promulgated under the Securities Act of 1933, as amended, based on a price of $4.50 per unit. The price of the common stock on the Over-the-Counter Bulletin Board (OTC Bulletin Board) on November 3, 1999 was $41/16.

(2) Includes 225,000 units issuable upon exercise of the underwriters' over-allotments option.

(3) Represents shares of common stock issuable upon exercise of the Series B common stock purchase warrants included in the units offered hereby, including warrants issuable upon exercise of the over-allotment option.

(4) The underwriters' unit purchase option entitles the underwriters to purchase 150,000 units at 120% of the initial public offering price per unit.


(5) Each unit consists of one share of common stock and one warrant.


(6) Represents shares of common stock issuable upon exercise of the warrants issued pursuant to the underwriters' unit purchase option.

                             CROSS REFERENCE SHEET



Form SB-2 Item Numbers and Caption                        Heading in Prospectus
-------------------------------------------------------   --------------------------------------------------
 1. Front of the Registration Statement and Outside
      Front Cover of Prospectus .......................   Cover Page of Form SB-2 and of Prospectus

 2. Inside Front and Outside Back Cover Pages of
    Prospectus ........................................   Inside Front and Outside Back Cover Pages of
                                                           Prospectus

 3. Summary Information and Risk Factors ..............   Prospectus Summary and Risk Factors

 4. Use of Proceeds ...................................   Use of Proceeds

 5. Determination of Offering Price ...................   Cover Page of Prospectus, Risk Factors and
                                                           Underwriting

 6. Dilution ..........................................   Dilution

 7. Selling Security Holders ..........................   Not applicable

 8. Plan of Distribution ..............................   Cover Page of Prospectus and Underwriting

 9. Legal Proceedings .................................   Not Applicable

10. Directors, Promoters, Executive Officers,
    Promoters and Control Persons .....................   Management

11. Security Ownership of Certain Beneficial
     Owners and Management ............................   Principal Stockholders

12. Description of Securities .........................   Description of Securities

13. Interest of Named Experts and Counsel .............   Legal Matters

14. Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities...   Not Applicable

15. Organization Within Last Five Years ...............   Related Party Transactions

16. Description of Business ...........................   Risk Factors and Business

17. Management's Discussion and Analysis or Plan
      of Operation ....................................   Management's Discussion and Analysis of Financial
                                                           Condition and Results of Operations

18. Description of Property ...........................   Business

19. Certain Relationships and Related Transactions.....   Related Party Transactions

20. Market for Common Equity and Related
      Stockholder Matters .............................   Market for Common Stock

21. Executive Compensation ............................   Management

22. Financial Statements ..............................   Financial Statements

23. Changes In and Disagreements With
      Accountants on Accounting and Financial
      Disclosure ......................................   Not Applicable

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1999



                                1,500,000 Units

                            ACTIVEWORLDS.COM, INC.



     This is an offering of 1,500,000 of our units. For each unit you purchase you will receive one share of our common stock and a Series B redeemable common
stock purchase warrant to purchase one share of our common stock at $   per
share.


     No public market currently exists for our units or warrants.


     Our common stock is traded on the OTC Bulletin Board under the symbol AWLD. We have applied for the listing of our common stock and units on the Nasdaq SmallCap Market and the Boston Stock Exchange. The warrants will not be listed on any exchange or market until they may be separately traded. At that time, we intend to apply for the listing of the warrants on the Nasdaq SmallCap Market and the Boston Stock Exchange.


     The initial offering price of the units may not reflect the market price after the offering.


     Investing in the units involves a high degree of risk. Please see the "Risk Factors" beginning on page 7.




                                           Per Unit     Total
                                          ----------   ------
Public Offering Price .................      $         $
Underwriting Discounts ................      $         $
Proceeds to Activeworlds.com ..........      $         $



     We have granted the underwriters a 45-day option to purchase up to 225,000 additional units on the same terms and conditions as set forth above solely to cover over-allotments, if any.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


     The underwriters expect to deliver the units to purchasers on or about __________, 1999.




HD Brous & Co., Inc.                               Corinthian Partners, L.L.C.

                The date of this prospectus is ___________, 1999

                              PROSPECTUS SUMMARY


     This summary highlights information that we present more fully elsewhere in this prospectus. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making any investment decision.


Our Business

     Activeworlds.com, Inc. is a provider of Internet software products and services that enable the efficient delivery of three-dimensional content over the Internet and intranets. Our comprehensive software platform is comprised of proprietary three-dimensional server software, browser, and authoring tools. Using our Active Worlds technology users are able to create objects and structures in virtual worlds which other users can see and explore in real time. We believe that the emergence of the Internet as a global communications medium has increased the demand for efficient delivery of rich multimedia and three-dimensional content.

     Our goals are to be the leader in three-dimensional Internet environments and interactive communication and to position our software platform as a standard for the delivery of three-dimensional content over the Internet. In furtherance of these goals, we have chosen to offer our three-dimensional browser to users free of charge to promote the use our software platform. We currently have a worldwide user base of over 900,000 users.


     We believe that by continually enhancing our technology, developing new applications for the three-dimensional Internet market and implementing an extensive marketing effort, we will be able to achieve our goals. We believe that three-dimensional Internet applications provide enhanced richness that will be of interest to users developing Internet-based advertising, distance learning, training, entertainment, e-commerce, leisure time and chat applications and other on-line activities. As three-dimensional Internet technology becomes more accepted, we believe that a market will develop for our technology in these areas.


     We have licensed our software products to such well-known companies as Boeing, Carlsberg Brewing, Centropolis Studios (a division of Columbia Pictures), Earthweb, Kodak, Philips Multimedia, United States Government agencies (including NASA), the Canadian Ministry of Education, The Amsterdam Stock Exchange, Helsinki Telephone, Scandinavia Online, and Swiss Telecom. Additionally, The University of Colorado, Cornell University, The University of Santa Cruz, The University of London, and Nagoya University (Japan) are using our software. Our software has received reviews, awards and coverage from numerous sources, including, Bloomberg TV, Cnet, Der Spiegel magazine, Industry Standard magazine, Softseek, Tucows, Yahoo Internet Life magazine, and ZDNet.

     We currently derive our revenue primarily from 3 sources:

     o Membership fees, which are paid by users who become citizens

     o Licenses for our software, which include the right to use our technology either on our server or on a separate server which is licensed to the client for use at its facilities

     o Three dimensional content production for our licensees

                                 The Offering


Securities Offered.......   1,500,000 units, each unit consisting of one share
                            of common stock and a series B warrant to purchase one share of common stock. For one year from the date of this prospectus, or earlier at the discretion of the underwriters, you will be able to sell or otherwise transfer the common stock and warrants which comprise the units only as units. As a result, during this period you will not be able to sell the common stock or warrants which comprise the units separately.

Description of the Warrants

  Exercise price:........   Each of the warrants will entitle you to purchase
                            one share of common stock at the price of $   per
                            share, subject to adjustment.

  Exercise period:.......   Unless we redeem the warrants, you may exercise
                            the warrants at any time during the period
                            commencing     , 2000, or earlier with the consent
                            of the underwriters, until     , 2004.

  Redemption:............   Commencing , 2000, we may redeem the warrants
                            at a price of $.10 per warrant if the closing price of our common stock for each day of a 20 trading day period ending not earlier than three trading days prior to the date the warrants are called for redemption is at least 150% of the exercise price of the warrants.

Common Stock Outstanding

  Prior to this offering.   11,015,568 shares

  After this offering:...   12,515,568 shares

                            The number of shares of common stock outstanding prior to and after this offering does not include 3,976,090 shares of common stock which we may issue as follows: 1,000,000 shares issuable upon exercise of stock options which are either outstanding or which we may grant pursuant to our 1999 stock option plan, 726,090 shares of common stock issuable upon exercise of outstanding warrants, 1,500,000 shares issuable upon exercise of the warrants included in the units offered by this prospectus, 450,000 shares issuable as part of the units issuable upon exercise of the underwriters' over-allotment option and the underlying warrants and 300,000 shares issuable upon exercise of the underwriters' unit purchase option and the underlying warrants.

Risk Factors.............   An investment in our units involves a high degree
                            of risk. You should not consider purchasing our units unless you can afford to lose your entire investment. See "Risk Factors" for important factors you should consider.

Use of Proceeds..........   The net proceeds of this offering will be used for
                            marketing, research and development, equipment purchases, working capital and other corporate purposes.

Market Symbols:


  Common Stock:..........   AWLD (OTC Bulletin Board (present) and Nasdaq
                            SmallCap Market (proposed))

  Unit:..................   AWLDU (Nasdaq SmallCap Market)(proposed)

                            AWLD (Boston Stock Exchange)(proposed)

                            We have applied for the listing of our common stock and units on the Nasdaq SmallCap Market and the Boston Stock Exchange. We intend to apply for listing of the warrants and a trading symbol for the warrants at the time the warrants become separately traded

     All share and per share information in this prospectus reflects a one-for-two reverse split or our common stock, effective in January, 1999.

     Unless we say otherwise, all information in this prospectus assumes that the over-allotment option has not been exercised.


About Activeworlds.com

     Activeworlds.com, Inc. is a Delaware corporation and was incorporated on September 5, 1995 under the name Vanguard Enterprises, Inc. In January 1999:

     o We acquired all of the issued and outstanding stock of Circle of Fire Studios, Inc., a Nevada corporation, in exchange for 8,084,816 shares of our common stock.

     o We effected a one-for-two reverse split of our common stock.

     o We sold 2,000,000 shares of our common stock in an offering pursuant to a private placement.

     o We changed our corporate name to Activeworlds.com, Inc., and we changed the name of our subsidiary from Circle of Fire Studios, Inc., to Activeworlds, Inc.

     o Our sole business became the business of Circle of Fire Studios, which is described in this prospectus. The former business of Vanguard Enterprises, which was the marketing of hair care products on cable television, was discontinued in 1996.

     The transaction by which we acquired the stock of Circle of Fire Studios is referred to as the "Circle of Fire Acquisition."

     Our address is 95 Parker Street, Newburyport, Massachusetts 01950. Our telephone number is (978) 499-0222. Our website address is www.activeworlds.com. Information contained on our website is not a part of this registration statement.

                         SUMMARY FINANCIAL INFORMATION


Statement of Operations Data:





                                               Six Months Ended June 30,                              January 17, 1997
                                             -----------------------------        Year Ended            (inception)
                                                  1999            1998        December 31, 1998     to December 31, 1997
                                             -------------   -------------   -------------------   ---------------------
Revenue ..................................   $  210,820       $  195,266         $  576,163             $  419,130
(Loss) from operations ...................     (445,933)         (63,163)           (69,533)              (324,943)
(Loss) before extraordinary item .........     (435,428)         (63,163)           (69,533)              (824,943)
Extraordinary item .......................           --               --            109,807                     --
Net income (loss) ........................     (435,428)         (63,163)            40,274               (824,943)
Net income (loss) per share (basic
  and diluted): ..........................        (.040)           (.008)              .005                  (.102)
Common stock outstanding:
  Basic ..................................   10,684,653        8,084,816          8,084,816              8,084,816
  Diluted ................................   10,684,653        8,084,816          8,128,276              8,084,816



Balance Sheet Data:




                                                       June 30, 1999
                                             ---------------------------------
                                              As Adjusted(1)        Actual       December 31, 1998
                                             ----------------  ---------------  ------------------
Current assets ............................                     $  1,190,594        $  148,847
Working capital ...........................                          902,911          (410,934)
Short-term debt ...........................                               --            54,753
Accumulated deficit .......................                       (1,220,097)         (784,669)
Stockholders' equity (deficiency) .........                        1,041,416          (393,936)
Net tangible book value per share .........                             .083             (.054)



-------------
(1) As adjusted to reflect the issuance of the 1,500,000 shares of common stock included in the units offered hereby and our receipt of the net proceeds from the sale of the units.

                                 RISK FACTORS

     An investment in our units involves a high degree of risk, and you should only consider purchasing our units if you can afford to sustain the loss of your entire investment. You should carefully consider the risks described below and the other information before deciding to purchase any units.


RISKS RELATED TO OUR BUSINESS


     We have not generated significant revenue, and are likely to continue to generate losses. We have incurred operating losses since our organization and we are likely continue to incur losses. We may never generate revenues sufficient to allow us to operate profitably. For the six months ended June 30, 1999, we had a net loss of $435,000, or $.04 per share (basic and diluted) on revenue of $211,000. For the year ended December 31, 1998, we had a loss before extraordinary item of $70,000 and net income of $40,000 on revenue of $576,000. Our net income for 1998 reflects an extraordinary gain of $110,000, which resulted from our eliminating debt in connection with a litigation settlement. During the six months ended June 30, 1999, we suffered a decline in revenue from licenses of galaxervers and uniservers. This decline may continue and may reflect a decline in the market for these products.

     Our revenue from advertising has been nominal and may never develop into a significant source of revenue. The majority of our revenue has been generated from registration fees paid by our citizens. We believe that our long-term success is dependent upon our ability to generate revenue from advertising. We do not believe that our present user base is sufficient to attract significant advertising revenue. Furthermore, in order to attract advertisers to our website, we must make the website attractive both through marketing and the content we offer to the persons sought by desired advertisers.

     We may not be successful in marketing our technology for e-commerce applications. To operate profitably we need to license our technology for use as an integral component in e-commerce solutions for business, educational, training, entertainment, leisure-time and other commercial applications. We intend to do so through aggressive marketing campaigns online and using traditional media to promote the use of our technology. If our marketing efforts are unsuccessful, we will face difficult and costly choices in deciding whether and how to redirect these efforts. If we are unable to develop a successful licensing program, our business will be materially and adversely affected.

     Our lack of brand recognition may impair our ability to generate revenue. Because the Active Worlds name is not well recognized either by advertisers or by users of the Internet, we are having difficulty in generating revenue from advertisers, from businesses seeking to use three-dimensional technology as part of their e-commerce solution and from users of the Internet. We intend to devote a significant portion of the net proceeds of this offering to market our services and increase our brand recognition. If our marketing effort is not successful in generating brand recognition for the Active Worlds name, our business and financial positions would be impaired.

     Our failure to develop strategic relationships could inhibit our ability to grow. We believe that, in order to market our technology, we need to enter into strategic relationships with other businesses to develop commercial applications of our technology directed at specific businesses. We do not presently have any agreements relating to strategic relationships, we may never enter into such agreements, and our failure to develop such relationships could impair our ability to grow.

     Because of our small size, we may have difficulty in competing with major computer, software and Internet companies. All aspects of the Internet market are new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Other major companies have the financial and technical ability to compete aggressively in the market for three-dimensional software products on the Internet. Many, if not all, of these companies have longer operating histories, larger customer bases, greater brand recognition in other business and Internet markets and significantly greater financial, marketing, technical and other resources than we have.

     Because we are seeking to expand our business and have limited management personnel, we may have difficulty in managing our growth. Our expenses, particularly personnel expenses incurred in connection with hiring and training new employees, have increased substantially. We expect these expenses to continue to increase as we implement our marketing and research and development programs. As a result, since our senior management is comprised only of our chief executive and financial officers, our personnel, management systems and resources are being strained, with no assurance that the implementation of our programs will result in increased revenue. To manage our growth, we must implement operational and financial systems and controls and recruit, train and manage new employees, including executive, middle management and technical personnel. We cannot be certain that we will be able to integrate new executives and other employees into our organization effectively. If we do not manage our growth effectively, our business, results of operations and financial condition could be materially and adversely affected.

     We may have difficulty hiring qualified employees with technical experience. There is significant competition for qualified employees in the computer programming and Internet industries and we have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. We cannot be certain that we will be able to recruit and retain employees to meet our technical staffing needs.

     We are dependent upon our key personnel. We are dependent upon the services of J.P. McCormick, our Chief Financial Officer, Richard F. Noll, our president and Roland Villet, our lead programmer. The loss of any of these persons' services would have a material adverse effect on our business and future prospects. Although Mr. McCormick, Mr. Noll and Mr. Villet have entered into employment agreements with us, the existence of employment agreements does not guarantee their continued employment with us.


     We may fail to establish an effective internal sales organization to attract either advertising or licensing revenue. We believe that our ability to generate revenues from advertising and from the licensing of our technology will depend on our ability to establish an aggressive and effective internal sales organization. Our ability to increase our sales force involves a number of risks and uncertainties, including competition and the length of time for new sales employees to become productive. If we do not develop an effective internal sales force, our business will be materially and adversely affected.


     If our marketing program is not successful or if our expenses exceed our expectation, we may require significant cash in addition to the proceeds of this offering. We require the net proceeds from this offering to fund our marketing and research and development programs as well as our administrative infrastructure. To the extent that these expenses exceed our expectations and we are unable to generate funds from our operations, the net proceeds from this offering may not be sufficient to fund our operations for the next twelve months. We may not be able to obtain financing when we require it, and any financing may not be on terms which are acceptable to us and may result in substantial dilution to our stockholders. If we are unable to raise needed funds, we may have to reduce the scope of our marketing and research and development activities, which would have a material adverse effect upon our business and financial condition.

     We may be unable to respond to the rapid technological change in our industry. The computer and Internet industries are characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance, features and reliability of our services, particularly with respect to other companies in the virtual reality area. If three-dimensional Internet standards evolve in a manner which is incompatible with our technology, we may not be able to effectively market our technology. Other software and hardware companies may have the market power to impose on the marketplace an incompatible technology, and we may not have access to that technology. Our failure to offer the most current or widely accepted technologies could have a material adverse effect upon our business.

     We may make acquisitions following completion of this offering without informing stockholders or seeking their approval. Following this offering, we may make acquisitions of other businesses. Although we anticipate that any business we acquire will be related directly or indirectly to our present business, it is possible that we may make acquisitions in one or more unrelated businesses. Any acquisition may be made using a portion of the net proceeds of this offering or with our securities or a combination of cash and securities. At present, we are not engaged in formal or informal discussions with respect to any acquisition. However, if we make an acquisition, we may not seek stockholder approval or provide stockholders with any information concerning the acquisition prior to the execution of an acquisition agreement. Furthermore, we cannot assure you that any acquisitions which we may make will be profitable.

     Future acquisitions may disrupt or otherwise have a negative impact on our business. If we make acquisitions, we could have difficulty integrating the acquired company's personnel and operations with our own. In addition, the key personnel of that business may not be willing to work for us, which would require us to hire others who are knowledgeable about the acquired business. Furthermore, even if an acquisition is not completed, the negotiations relating to the acquisition could disrupt our business, distract our management and employees, increase our expenses and otherwise impair our operations and financial condition.

     We do not have any patent protection for our software. We have no patents on our software products. Although we have registered a version of our source code with the United States Copyright Office, we rely primarily on our nondisclosure agreements with our employees and others to whom we have provided technical proprietary information for protection of our software code. We also rely on licensed software products in our operations. However, the steps we have taken may not protect our intellectual property rights, and it is possible that third parties may infringe upon our proprietary rights.

     We could be subject to possible infringement actions. Any claims for infringement, with or without merit and whether based on allegations that our technology infringes upon the rights of others or that content transmitted through our uniservers infringes upon the rights of others, could subject us to costly litigation and the diversion of our financial resources and technical and management personnel, regardless of the ultimate resolution of the claim. If these claims are successful, we may be required to modify our software, change our trademarks, alter the content, pay financial damages or obtain licenses from others.

     We may incur product liability for products sold over the Internet. Consumers may sue us if products that we sell online or which are purchased through our website are defective or injure the user. This type of claim could require us to spend significant time and money in litigation or to pay significant damages. At this time we do not carry products liability insurance. As a result, any legal claims, whether or not successful, could seriously damage our reputation and our business.

     If our computer systems and software products are not year 2000 compliant, our business could suffer. Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which the system might consider to be the year 1900 rather than the year 2000. Although we believe that our proprietary software is Year 2000 compliant, other software used in our business, including our telecommunications system, whether developed by us or provided by our suppliers or used by users of our three-dimensional environment, may not be Year 2000 compliant.


RISKS RELATED TO THE INTERNET


     If businesses do not accept three-dimensional Internet websites as a medium for advertising and e-commerce, our ability to generate revenue may be limited. If we cannot demonstrate to both advertisers and businesses that our three-dimensional technology is viable and desirable as a medium for transacting business, our ability to generate revenue from both advertising and licensing of our technology will be limited.

     Our systems may fail or experience a slow down and our users depend upon others for access to our website. Substantially all of our communications hardware and some of our other computer hardware operations are located at our headquarters in Newburyport, Massachusetts. We do not have a back-up computer system. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Any of these occurrences could adversely affect our business. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. Furthermore, if the response time of our website is slow for some reason, users could abandon our website and cease in using our products and services.


     The Internet may not become accepted as an advertising and commercial medium. Our future growth is dependent upon the growth of the Internet as a medium for information, communications and commerce. The Internet is relatively new and its use is rapidly evolving. Our business will be adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons including:



     o The Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows.

     o There may be inconsistent quality of service.

     o Users may have concerns with respect to the security of Internet transactions, particularly the possibility of theft of credit card and other personal information.

     o Users may have privacy concerns because personal information which they provide on websites may be sold to third parties without the users' knowledge or consent.

     o Viruses, which are software programs which may impair the users ability to use their computers, may be transmitted on the Internet.

     We could face liability for information contained on and communications made through our website. We may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our website. Based on links we provide to other websites, we could also be subject to claims based upon on-line content we do not control that is accessible from our website. Claims may also be based on statements made and actions taken as a result of participation in our chat rooms or as a result of materials posted by citizens on news groups at our website. These claims could result in substantial costs and a diversion of our management's attention and resources, regardless of whether we are successful. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims.


     Government regulation and legal uncertainties could add additional costs to doing business on the Internet. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, in the future, laws and regulations may be adopted and existing laws and regulations may be interpreted in a manner that address issues such as user privacy, pricing, defamation, taxation and the characteristics and quality of products and services which may have an adverse effect on the number of users of our technology.


RISKS RELATING TO THE OFFERING

     Our common stock price has been and is likely to be highly volatile. Our common stock is quoted on the OTC Bulletin Board. However, until January 1999, there was no significant trading activity in our stock, and a regular and established market may never be developed or maintained. In addition, we cannot give you any assurance as to the liquidity of any market for the units or common stock or the prices at which you may be able to sell units or common stock. The market price of our common stock has been, and is likely to continue to be, highly volatile as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. You may not be able to sell your units or shares of our common stock following periods of volatility because of the market's adverse reaction to the volatility. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. Litigation could result in substantial costs and a diversion of management's attention and resources. We cannot assure you that our stock will trade at the same levels as other Internet stocks or that Internet stocks in general will sustain their current market prices. Factors that could cause volatility may include actual or anticipated fluctuations in our quarterly operating results, announcements of technological innovations, changes in financial estimates by securities analysts, conditions or trends in the Internet industry and changes in the market valuations of other Internet companies.

     The offering price of our units and the terms of the warrants were arbitrarily determined. The initial public offering price and the composition of the units and the exercise price and other terms of the warrants were determined by negotiations between us and the underwriters and does not necessarily relate to our book value, net worth, financial condition or other established criteria of value. There is presently no market for our units.

     Because the common stock and warrants comprising the units will not be immediately transferable or separable, you will not be able to sell your common stock or warrants as separate securities. If you buy units, you may not be able to deliver shares of common stock included as part of the units in connection with any sale by you of our common stock until the shares of common stock and warrants are separately tradable. The common stock and warrants will not be tradable except as units for one year from the date of this prospectus or earlier at the discretion of the underwriters. The separation of the common stock and warrants may have an adverse effect upon the price of the common stock.

     We are unlikely to pay dividends on our common stock in the foreseeable future. We have not paid any dividends on our common stock since our inception and we do not anticipate paying any dividends in the foreseeable future. We plan to retain earnings, if any, to finance the development and expansion of our business.

     By paying $   per unit, you will incur immediate and substantial dilution.
On June 30, 1999, we had a net tangible book value of $.083 per share of common stock. If you purchase units in this offering, you will sustain a dilution in
the net tangible book value per share of common stock of $  , or   % from the
$ initial public offering price of the units, without allocating any value to the warrants.

     The underwriters may be a dominating influence on the market for our units. A significant number of the units may be sold to customers of the underwriters. These customers may subsequently sell their units to and purchase units from the underwriters. Although they have no obligation to do so, the underwriters may become market makers and otherwise effect transactions in the units or our common stock and, if they participate in making a market, they may be a dominating influence in the trading of our securities. The prices and the liquidity of the units and common stock may be significantly affected by the degree, if any, of the participation of the underwriter in these markets, should a market develop.

     If our common stock is delisted from the Nasdaq SmallCap Market or the Boston Stock Exchange, it may be subject to the penny-stock rules, which may impair the market and market price of our common stock. We are applying for the listing of our common stock on the Nasdaq SmallCap Market and the Boston Stock Exchange. If our common stock is listed and does not meet Nasdaq's or the Boston Stock Exchange's requirements for continued listing, our common stock may be delisted from the Nasdaq SmallCap Market or the Boston Stock Exchange. In this event, our common stock may become subject to the Securities and Exchange Commission's penny-stock rules, which impose additional sales practice requirements on broker-dealers which sell our stock to persons other than established customers and institutional accredited investors. The rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you purchase either pursuant to this prospectus or in the open market.

     We have broad discretion as to the use of the proceeds from this offering, and you have with only limited information as to the manner in which we will use the proceeds. The net proceeds of this offering are allocated to working capital purposes, including marketing and research and development. Management will have broad discretion with respect to the expenditure of the net proceeds of this offering. If you purchase units in this offering, you will be entrusting your funds to our management, upon whose judgment you must depend, with only limited information concerning our specific plans or intentions. Furthermore, circumstances may change which may result in a reallocation of our intended use of proceeds.

     Our stock price may be affected by shares of common stock becoming available for public sale. We estimate that the public float for our common stock presently consists of approximately 2,500,000 shares of common stock. This number includes shares which were issued in private placements and may be sold without limitation on volume under Rule 144. The shares of common stock issued as part of the units may not be sold or otherwise transferred except as part of a unit for one year from the date of this prospectus, or earlier in the discretion of the underwriters. Most of the remaining shares of common stock will become eligible for sale under Rule 144 in January 2000, subject to the Rule 144 volume limitations. Our officers, directors and 5% stockholders have agreed not to sell their shares publicly without the consent of the underwriters for six months from the date of this prospectus. Following January 2000, there will be a substantial number of shares that will be available for sale publicly which could adversely affect the market price of our common stock and could impair our ability to raise capital though the sale of additional equity securities.

     We may issue preferred stock without approval of our stockholders which could make it more difficult for a third-party to acquire us and depress our stock price. We have the authority to issue preferred stock without a vote of our stockholders. In the future, our board of directors may issue one or more series of preferred stock that has more than one vote per share or which give the holders other preferential rights which may dilute or impair the rights of the holders of common stock. This could permit our board of directors to issue such stock to investors who support our management and give effective control of our business to our management. Furthermore, under some circumstances issuing preferred stock may violate the rules of the Nasdaq SmallCap Market, which could result in our common stock being delisted from that market. The delisting of our common stock from the Nasdaq SmallCap Market could result in both a drop in the stock price and decline in interest in our stock which could make it more difficult for you to sell your shares.

     We are controlled by our management which means that management can stop a third party from acquiring us even if it is in the best interest of our stockholders. Upon completion of this offering, Mr. Richard F. Noll, our president and chief executive officer, and Mr. J.P. McCormick, our chairman of the board and chief financial officer, together will own approximately 68% of our outstanding common stock. As a result, they may be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Their voting control could have the effect of delaying or preventing a change of control which might benefit our stockholders. In addition, Mr. Noll and Mr. McCormick were our only directors prior to November 1999. As a result, all actions taken by or ratified by our board of directors during that period have been approved solely by Mr. Noll and Mr. McCormick.

     Our certificate of incorporation and bylaws limit the liability of management. Because our certificate of incorporation limits the liability of our officers and directors and our bylaws provide for indemnification by us of our officers and directors to the full extent permitted by Delaware corporate law, stockholders may not be able to hold directors liable for breaches of fiduciary duty.

                          FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that address, among other things, our expectations with respect to the development of our business and the market for three-dimensional technology for the Internet. In addition to these statements, trend analysis and other information including words such as "seek," "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions are forward looking statements. These statements may be found in the sections of this prospectus entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Some or all of the results anticipated by the forward-looking statements will not occur as a result of various factors including, but not limited to, all of the risks discussed in "Risk Factors" and elsewhere in this prospectus.

                                   DILUTION

     The net tangible book value of our common stock at June 30, 1999 was approximately $.083 per share. Net tangible book value represents the amount of our tangible assets reduced by the amount of our liabilities. Without taking into effect any change in our net tangible book value after June 30, 1999 other than as a result of the sale of the 1,500,000 shares of common stock included in the units, after deducting fees and other estimated expenses of the offering and ascribing no value to the warrants, our net tangible book value as of June 30, 1999, would have been approximately $ per share. This amount represents an immediate increase in net tangible book value per share of approximately $ to the present stockholders and an immediate dilution per share of approximately
$ to the purchasers of the units. The dilution represents the difference between the offering price per unit and the net tangible book value per share after the offering.

     The following table illustrates the dilution of one share of common stock as of June 30, 1999:

Offering price per share of common stock .................................   $
Net tangible book value per share at June 30, 1999 .......................   $ .083
Increase per share attributable to sale of the units offered hereby ......   $
Pro forma net tangible book value per share after offering ...............   $
Dilution to public investors .............................................   $

     If the underwriters exercise the over-allotment option in full, the pro forma net tangible book value would be $0. per share of common stock, resulting in an increase in the net tangible book value per share of $0. and dilution to the public investors of $ per share.

                      MARKET FOR COMMON STOCK; DIVIDENDS

     Our common stock has been traded on the OTC Bulletin Board under the symbol AWLD since January 22, 1999. From January 13, 1996 until January 21, 1999, our common stock was included in the OTC Bulletin Board under the symbol VANG. During that period, our business was the business of Vanguard Enterprises. The National Quotation Bureau, Inc. advised us that there was no trading in the common stock during the period from January 1, 1997 until January 14, 1999.

     The high and low closing prices for our common stock since January 1, 1997 are as set forth below.


       Period                                                        High          Low
       ------                                                        ----          ---
       1999:
          First Quarter (January 15 through January 21) .........   $ 4.00       $ 0.50
          First Quarter (from January 22) .......................   $ 9.25       $ 4.00
          Second Quarter ........................................   $ 8.375      $ 4.625
          Third Quarter .........................................   $ 5.8125     $ 3.125
          Fourth Quarter (through November 3) ...................   $ 4.25       $ 2.50


     The closing price for our common stock on November 29, 1999 was $4.0625 per share. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions and have been restated, as appropriate, to reflect the one-for-two reverse split effective January 1999.

     As of November 2, 1999, we believe that there were approximately 69 record holders of our common stock.

     We have paid no dividends on our common stock since inception, and we do not expect to pay any dividends for the foreseeable future.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the 1,500,000 units in this offering will be approximately $4.5 million, based on an estimated initial public offering price per unit of $4.50 per unit. Net proceeds are determined after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

     We intend to use the net proceeds substantially as follows:

     (a) approximately $3 million (67% of the net proceeds) for the development and implementation of a marketing program;

     (b) approximately $1 million (22% of the net proceeds) for research and development to enhance our three-dimensional environment, including the enhancement of our website, which may include our purchasing content for our website from third parties; and

     (c) the balance of approximately $500,000 for working capital and other corporate purposes, including the purchase or lease of capital equipment.

     The above allocations represent our best estimate based upon our current plans. Our management will have broad discretion in allocating the proceeds. The amount spent on marketing and research and development is based on our proposed programs. Our ability to hire the necessary marketing personnel as well as the success of our marketing program and competitive technological developments, among other reasons, may affect the money available or required for our marketing program. Similarly, the amount we spend on research and development is based both on our hiring the personnel to perform research and development and the success of our research and development program. We may reallocate the net proceeds either among the categories listed above or to uses not presently contemplated. Such reallocation will be based upon a number of factors, including future revenue growth, the cash generated or used by our operations and the progress of our marketing and research and development efforts. Any reallocation will be determined by us, in our sole discretion.

     Although we are not contemplating any acquisitions at this time, we may use a portion of the net proceeds of this offering to acquire other businesses or software. Acquisition candidates may include other companies that would help us expand our business in the area of the three-dimensional Internet environments, however, we may also acquire companies or businesses in other industries if we are unable to develop our current business.

     To the extent that the underwriters exercise the over-allotment option, the net proceeds from the sale of these additional shares will be used for working capital and other corporate purposes.

     We believe the net proceeds of this offering will be sufficient to fund our operations for at least the next twelve months, although it is possible that we may require additional funds during the next twelve months if our marketing program is not successful.

     Pending application of the net proceeds as described above, we intend to invest the net proceeds in short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit, or direct or guaranteed obligations of the United States government.


                                CAPITALIZATION


     The following table sets forth our capitalization as of June 30, 1999, and as adjusted to reflect our receipt of the net proceeds from the sale of the 1,500,000 units in this offering.



                                                                                        June 30, 1999
                                                                                   Actual         As Adjusted
                                                                              ---------------   ---------------
Stockholders' equity
Preferred stock, par value $.001 per share, 500,000 shares authorized, none issued or outstanding ....................................................
Common stock, par value $.001 per share, 50,000,000 shares authorized,
 11,015,568 shares issued and outstanding at June 30, 1999, 12,515,568
 shares issued and outstanding, as adjusted ...............................          11,015            12,515
Additional paid-in capital ................................................                         2,256,998
Note receivable for shares issued .........................................          (6,500)           (6,500)
Accumulated deficit .......................................................      (1,220,097)       (1,220,097)
Total stockholders' equity ................................................       1,041,416



     The number of shares of common stock outstanding prior to and after this offering does not include 3,976,090 shares of common stock which we may issue as follows: 1,000,000 shares issuable upon exercise of stock options which are either outstanding or which we may grant pursuant to our 1999 stock option plan, 726,090 shares of common stock issuable upon exercise of outstanding warrants, 1,500,000 shares issuable upon exercise of the warrants included in the units offered by this prospectus, 450,000 shares issuable as part of the units issuable upon exercise of the underwriters' over-allotment option and the underlying warrants and 300,000 shares issuable upon exercise of the underwriters unit purchase option and the underlying warrants.

     For information relating to our long-term lease obligations, see "Business -- Property" and Note 11 of Notes to Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA


     Set forth below is selected financial data with respect to the six months ended June 30, 1999 and 1998, the year ended December 31, 1998 and the period from January 17, 1997 (inception) to December 31, 1997. The selected financial data has been derived from the financial statements, which appear elsewhere in this prospectus. The unaudited financial data for the interim periods reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the data for these periods. The results of operations for the interim periods are not necessarily indicative of operating results for the entire year. This data should be read in conjunction with our financial statements, including the related notes, which are included elsewhere in this prospectus.



Statement of Operations Data:


                                                                                                                  January 17, 1997
                                                        Six Months Ended June 30,                                ------------------
                                                 -------------------------------------          Year Ended         (inception) to
                                                        1999              1998              December 31, 1998     December 31, 1997
                                                 -----------------  ------------------    ---------------------  ------------------
Revenue .......................................    $  210,820        $ 195,266             $ 576,163                $   419,130
(Loss) from operations ........................      (445,933)         (63,163)              (69,533)                  (324,943)
Extraordinary item ............................            --               --               109,807                         --
(Loss) before extraordinary item ..............      (435,428)         (63,163)              (69,533)                  (824,943)
Extraordinary gain ............................            --               --               109,807                         --
Net income (loss) .............................      (435,428)         (63,163)               40,274                   (824,943)
Net income (loss) per share (basic and diluted)         (.040)           (.008)                 .005                      (.102)
Common stock outstanding:
   Basic ......................................   10,684,653         8,084,816             8,084,816                  8,084,816
   Diluted ....................................   10,684,653         8,084,816             8,128,276                  8,084,816
Balance Sheet Data:
                                                 June 30, 1999      December 31, 1998     December 31, 1997
                                                 -------------     ------------------     ---------------------
Current assets ................................   1,190,594           148,847                46,908
Working capital ...............................     902,911          (410,934)             (634,487)
Short-term debt ...............................          --            54,753                74,853
Accumulated deficit ...........................  (1,220,097)         (784,669)             (824,943)
Stockholders' equity (deficiency) .............   1,041,416          (393,946)             (607,528)



               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS



Six months ended June 30, 1999 and 1998

     Our principal source of revenue to date has been the annual $19.95 registration fee, which is paid by our users who become citizens. We also generate revenue from the license of our uniservers and galaxservers and from technical support services which we offer to our licensees. Revenue from advertising has been nominal. We recognize revenue from membership fees ratably over the one-year membership period. We recognize revenue from licenses when the license is granted.

     Revenue for the six months ended June 30, 1999 increased 8.0%, to $211,000 from $195,000 in the six months ended June 30, 1998. This increase resulted from an increase in registration fees from our citizens, notwithstanding a decline in revenue from the license of our uniservers and galaxservers.

     Our selling, general and administrative expenses in the six months ended June 30, 1999 increased approximately 216% to $572,000 from $181,000 in the same period in 1998. This increase results principally from approximately $243,000 of legal, accounting and due diligence expenses we incurred in connection with the Circle of Fire Acquisition and the related private placement, as well as additional expenses resulting from our status as a public company. This increase also reflected an increase in executive compensation and increased payroll expenses generally as we increased our staff. Prior to 1999, we did not pay any compensation to Mr. J.P. McCormick, our chairman, and Mr. Richard F. Noll, our president. However, we accrued compensation to each of them at the annual rate of $50,000 in 1998. Since we had no obligation to pay this compensation, the amount of the compensation is treated as an increase to additional paid-in capital. Since January 1, 1999, we paid each of Messrs. McCormick and Noll a salary at the annual rate of $140,000.

     Research and development expenses in the six months ended June 30, 1999 increased 9.8% to $85,000 from $77,000 in the 1998 period. This increase reflected an expansion of our research and development activities to enhance our technology and the development effort relating to our new browser, which we introduced in the spring of 1999.

     Interest income of $11,000 in the first six months of 1999 resulted from the investment of proceeds of our January 1999 private placement. We have a net operating loss carryforward in the amount of $762,000 as of June 30, 1999, which may be used to reduce our income taxes in the future if we recognize a profit. We cannot assure you we will make a profit.

     As a result of the foregoing, we sustained a net loss of $435,000, or $.040 per share (basic and diluted), for the six months ended June 30, 1999, as compared with a net loss of $63,163, or $.008 per share (basic and diluted), for the 1998 period.



Year Ended December 31, 1998 compared with the period January 17, 1997 to December 31, 1997


     Revenue for the year ended December 31, 1998 increased 37.5% to $576,000 in 1998 from $419,000 in 1997. We refer to the period from January 17, 1997 (the date of our inception) to December 31, 1997 as 1997. This increase in revenue reflected increased license revenue from our software and increased revenue from registration fees from our citizens. Revenue for 1997 included $250,000 from an agreement with Philips Multimedia, pursuant to which we granted Philips Multimedia a one-year license to use our source code and our uniserver software and a noncommercial research license to use our software.

     Selling, general and administrative expenses increased 65.5%, to $486,000 in 1998 from $293,000 in 1997. Since we were organized in 1997, we had a smaller staff during most of 1997.

     Research and development expenses declined $290,593, or 64.5%, to $160,000 in 1998 from $451,000 in 1997. In 1997, we paid $300,000 in cash to an unaffiliated third party to obtain the rights to the Active Worlds technology, to the extent it had been developed at that time, as well as the right to make further developments. This payment was treated as a research and development expense in 1997. Our research and development expenses, other than this payment, were relatively constant in both years and related principally to the development of our technology.

     During 1997, we entered into an agreement with two former employee-stockholders settling claims asserted by those individuals against us. Pursuant to the settlement agreement, we agreed to pay the claimants $500,000, of which $385,000 was outstanding at December 31, 1998. The $500,000 settlement was expensed in 1997 and is shown as a litigation settlement in the statement of operations. The settlement involved a repurchase of shares of the two employee-stockholders and our grant to them of a security interest in certain of our technology. In 1998, we brought an action in the United States District Court for the District of Massachusetts seeking a declaratory judgment concerning the scope of the security interest, and the two employee-stockholders filed counterclaims. In one of these counterclaims, they alleged that we had committed securities fraud due to our failure to disclose an existing security interest in the technology when we repurchased their shares as part of the 1997 settlement. In settlement of the litigation, the two former employee-stockholders accepted a reduction in the amount due to them and all claims between the parties were dismissed with prejudice. The reduction in the payments due by us in 1998 is reflected as an extraordinary gain from the extinguishment of debt relating the prior litigation settlement.


     As a result of the foregoing, we generated loss before extraordinary item of $70,000, or $.009 per share (basic and diluted) for 1998, as compared with a loss of $825,000 or $.102 per share (basic and diluted) for 1997. As a result of the $110,000 extraordinary gain resulting from the extinguishment of debt related to the 1998 litigation settlement, our net income for 1998 was $40,000, or $.005 per share (basic and diluted).



Financial Condition



     At June 30, 1999, we had working capital of $903,000, which included cash of $1.1 million. The working capital reflected the remaining cash from the January and June 1999 private placements, from which we received aggregate net proceeds of approximately $1.7 million. We used the net proceeds from both private placements for working capital, including a payment of $275,000 to settle the litigation with the two former employee-stockholders. We have no bank or credit facilities, and the private placements have been our sole source of funds for operations. During the six months ended June 30, 1999, we used $501,000 for our operations. Our cash balances represent substantially our only current asset. At June 30, 1999, our accounts receivable were $36,000.


     Our principal cash requirements are for working capital, principally to develop and implement an expanded marketing plan, research and development and for our administrative infrastructure. We believe that the net proceeds from the sale of the units in this offering will be sufficient to meet our anticipated cash requirements for our operations for at least the twelve months following this offering. However, to the extent that our marketing program is not successful and these expenses exceed our expectations and we are unable to generate cash flow from our operations, we may require additional funding during the next twelve months. We may not be able to obtain financing when we require it, and any financing may not be on terms which are acceptable to us and may result in substantial dilution to our stockholders. If we are unable to raise needed funds, we may have to reduce the scope or our marketing and development activities, which would have a material adverse effect upon our business and financial condition.


     We may also acquire other businesses or software, including other companies that would help us expand our business in the area of the three-dimensional Internet environments. However, we may acquire companies or businesses in other industries if we are unable to develop our present business. To the extent that we make any acquisition, we may require additional funds to be used for the purchase price in the acquisitions, to integrate the acquired business with our existing business and to fund the operations of the combined businesses. In addition, we may incur expenses negotiating acquisitions which are not consummated.



Year 2000 Compliance


     The year 2000 problem is the inability of some software, hardware and systems to determine the correct century commencing on January 1, 2000. For example, software with date-sensitive functions that are not Year 2000 compliant may not be able to determine whether "00" means 1900 or 2000, which may result in computer failures or the failure of the computer to produce accurate information. Our business, operating results and financial position could be materially and adversely affected if our computer systems and third party suppliers are not Year 2000 compliant.

     We have conducted an internal assessment of all material information technology and non-information technology systems at our headquarters for Year 2000 compliance and believe that all of our systems are Year 2000 compliant. The only outside vendor upon which we rely, other than utility companies and similar business, is the company which provides us with access to the Internet and houses our website. This company has informed us that its system is Year 2000 compliant.

     Through June 30, 1999, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the upgrades or replacements, when necessary, of software or hardware, as well as costs associated with time spent by our employees in the evaluation process and Year 2000 compliance matters generally. These expenses are included in our capital expenditures budget and are not expected to be material to our financial position or results of operations. However, our business could be hurt and if these expenses are higher than we presently anticipate.

     We cannot assure you that we will not discover Year 2000 compliance problems in our systems that will require substantial revisions or replacements. In the event that the operational facilities that support our business, or our web-hosting facilities, are not Year 2000 compliant, we may be unable to provide our users and licensees with access to our website. Our inability to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material and adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our software, hardware or systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend. In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies and others outside our control will be Year 2000-compliant. The failure by these entities to be Year 2000-compliant could result in a systemic failure beyond our control, including, for example, a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our users, decrease the use of the Internet or prevent users from accessing our services, any of which would have a material and adverse effect on our business, results of operations and financial condition.


Recent Accounting Pronouncements


     In June 1997, the Financial Accounting Standards Board (FASB) issued Reporting Comprehensive Income (SFAS No. 130), which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 had no impact on our results of operations, financial position or cash flows, as the amount of comprehensive income (loss) is the same as the net income (loss) for all periods presented.


     In June 1997, the FASB issued Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 had no impact on our results of operations, financial position or cash flows.

     In February 1998, the FASB issued Employers' Disclosures about Pension and Other Post Retirement Benefits (SFAS No. 132), which revises employers' disclosures about pension and other post-retirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 did not have an impact on our results of operations, financial position or cash flows since we do not have any pension or post retirement benefit plans.

     In June 1998, the FASB issued Accounting for Derivatives and Hedging Activities (SFAS 133) which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As we do not currently engage or plan to engage in derivative or hedging activities, there will be no impact to our results of operations, financial position or cash flows upon the adoption of this standard.


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

                                   BUSINESS



Our Business


     We develop and license software products for use on the Internet which:

     o enable us to create three-dimensional virtual environments, which we call worlds, to which any visitor to our website can obtain access;



     o permit licensees of our World server to create their own worlds, either on our uniserver or their own uniserver or galaxserver, on which they can control the content and access; and

     o allow visitors to our website to enter, move about in and interact with others in a computer-generated, three-dimensional virtual environment.


     We also offer licensees of our World server technical services to assist them in the development of their worlds or to develop their worlds for them.


     Unlike a two-dimensional environment which permits movement on a computer screen only along horizontal and vertical axes (up, down, left and right), a three-dimensional virtual environment also enables users to move forward and backward.


     We generally grant our World server licensees a non-exclusive right to use our uniserver or galaxerver software, which comes with the right to receive any upgrades for a one-year period. Our galaxerver is similar to our uniserver but, unlike the uniserver, which can support a large number of worlds, the galaxerver only supports one world. Our World server licensees can develop their own worlds or they can engage us to develop their worlds for them or assist them in the development of their world. Our world server enables our licensees to create unique three-dimensional objects for use in their worlds and to impose limitations on both the nature of the structures which may be created and the users who may either visit the world or create structures on the world.

     Those World server licensees whose worlds are supported by our uniserver can place restrictions on those persons who may have access to their worlds or they may permit any users to visit their world. For example, a university licensee could restrict access to its world to its students. Our licensees may name their worlds and control the content of their worlds. We do not constantly monitor the content of worlds created by our licensees, but we do have access to all worlds which reside on our uniserver and monitor the worlds from time to time. As of August 30, 1999, there were approximately 1,000 worlds supported by our uniserver, of which ten worlds are our worlds and the remaining worlds were created by our users or licensees. Approximately 600 of these worlds are running at any one time.


The Market for Three-Dimensional Technology

     The substantial growth of the Internet is well known. The growth of the Internet has been accompanied by a range of applications designed to facilitate both business and personal communications. We believe the three-dimensional multi-user Internet market is a rapidly growing market and a natural evolution of the development of Internet communities. At present, a typical website uses two-dimensional web pages and book-style interfaces, which require the visitor to click to turn pages of a virtual book. We believe that the next stages of development will include three-dimensional interactive environments, which permit visitors to move about in the environment and interact with other users.


     We believe that three-dimensional technology has a wide variety of applications, including the following:


     o The entertainment industry, which can use three-dimensional technology to offer virtual settings that allow the user to interact with both the environment and other visitors. We have created virtual worlds for the feature films Godzilla and The 13th Floor. For The 13th Floor, we created a virtual world that was used to launch a virtual premiere of the movie which was attended by the virtual renditions of stars of the movie and other well-known actors.

     o The education industry, which can use three-dimensional technology as part of course material. The University of Colorado used our technology to develop a world which shows a three-dimensional representation of the inside of a computer. This world is used as part of the university's course material. We are dedicating a uniserver to worlds which are to be developed for schools and universities.


     o Distance learning, which can use our technology for training purposes. We created for Earthweb a world to provide on-line training, including information technology training.

     o E-commerce, where our technology can be used to develop and implement an electronic storefront in which visitors can interact and move about in a manner similar to a retail store.

     o Three-dimensional communities, such as our Alpha World, the most popular world served by our uniserver. We have developed these communities, in which citizens and tourists can build structures, move about and communicate with each other. The presence of any visitor is shown by his or her physical representation known as an avatar. For more information concerning our worlds, see "Business -- The Active Worlds Worlds."


     o Chat rooms, in which thousands of users can interact and chat with each in the same shared virtual space. The chat rooms can be part of a three-dimensional community or can be in separate worlds dedicated solely to chat. In addition to the text messages common to two-dimensional chat room, the three-dimensional capability permits visitors to see, move around, and interact with another visitor through their avatars. The three-dimensional capabilities include the ability of a citizen to develop an avatar with his or her picture.


The Active Worlds Worlds

     A world is a defined segment of our virtual environment. On our uniserver, we maintain our own worlds as well as worlds that are developed by our licensees or by us pursuant to agreements with our licensees. The licensee may restrict access to its world. Visitors can obtain access to our worlds by visiting our website, www.activeworlds.com, downloading our browser at no charge, and using the browser to visit one or more worlds that are maintained on our uniserver and which are not owned by licensees which restrict access. Our licensees may develop their worlds which are independent of our uniserver.


     Once in one of our worlds, users can create virtual three-dimensional structures, such as buildings, using our library of more than 3,000 computer objects and textures. The design and texture of each world reflects the theme of that world. The theme of a world is reflected in the particular type of building objects that visitors can use to create structures. Thus, for example, Mars world and Atlantis have themes and building materials that are consistent with our vision of a world on Mars and an undersea world. Similarly, the user's avatar, which is user's physical representation in the world, may vary from world to world.


     Any person who downloads our browser can visit our worlds and the worlds of those of our licensees that permit access. A visitor may be a citizen, who pays an annual fee, which is presently $19.95, or a tourist, who does not make any payment. Any user can create a three-dimensional structure in our worlds, however, the structures created by citizens are permanent. While we have the ability and right to take down a structure created by a citizen who lets his or her citizenship lapse, it has not been our practice to do so. If a tourist constructs a structure in one of our worlds, a citizen can claim the space on which the tourist's structure is situated and construct his or her own structures. Our uniserver identifies those structures that are constructed by citizens and those that are constructed by tourists. All users can add picture, sound, music and information to their virtual structures through direct links to anywhere on the Internet.

     We operate one uniserver, which currently has a base of over 900,000 users. This Uniserver receives more than 1,000,000 hits per day, with each hit representing an incidence of access to one of our ten company created worlds such as downloading of building objects. Our primary method of delivering our browser 2.2 is through the Internet.

     When a user visits any of our worlds, his or her presence is immediately indicated by his or her avatar and the user is greeted by his or her screen name. Citizens can create avatars from a range of formats, while the avatar of a tourist is limited to two forms which identify the visitor as a tourist. The avatar's position is shown on the world which the user is visiting. Other users in the same section of the world can see and converse with any user who is in the area at the same time. At present, communication is made through text messages which appear on each visitor's screen. Our server identifies, by screen name, each person within the area of vision. The avatars can be viewed from different angles and positions, including a view from above or from the eyes of user's avatar.

     Our worlds are under constant development by both citizens and tourists. By creating an object on an empty piece of land, a visitor can stake a claim to cyberspace. Our library of thousands of building objects contains the necessary materials for constructing a home, store, convention center, car, maze or any other kind of building or structure. Citizens, but not tourists, can customize their buildings with signs of all shapes and sizes. Visitors have placed more than 30 million virtual objects and structures in AlphaWorld, our most popular world, and they have created virtual towns and cities, complete with traffic signs, community artwork and parkland, in which visitors (through their avatars) can stroll, explore and interact with other users. In one of these structures, users have created a portrait gallery in which citizens have placed pictures of themselves and others.

     Citizens also have the ability to construct a transport, which, when touched, moves a visitor to another destination in the same world, a different world or another location on the Internet. We call the ability to transport users in this manner teleporting.


     Our worlds can have a commercial or non-commercial theme. Our most popular world is AlphaWorld, a community which consists of virtual real estate on which visitors can create virtual structures from our library of more than 3,000 computer objects and textures. As of June 30, 1999, users had placed more than 30 million building blocks on AlphaWorld. Other worlds are based on specific themes or commercial applications, which are selected either by us or by our licensees. These other worlds include:


     o Atlantis, which has an underwater theme and permits the construction of structures appropriate to this environment.

     o @mart, which is a virtual shopping mall.

     o Movie and entertainment worlds, such as The 13th Floor and Godzilla, which we created for Centropolis Studios, a division of Columbia pictures. These worlds reproduce selected aspects of the movies.

     o Educational worlds, such as the University of Colorado's virtual computer, which is a three-dimensional representation of the inside of a computer and is used as part of the course material for the university's business school.

     o Business worlds, such as Earthweb's e-learning expo world. We created this world for Earthweb to provide interactive on-line training in various subjects, including information technology training.

     o Game worlds, such as awbingo, which we developed to use artificial intelligence capabilities for games such as bingo.

Our Objective

     Our objective is to be the industry leader in three-dimensional Internet technology platforms by:

     o Enhancing and further developing the Active Worlds software and technology.

     o Providing services to three-dimensional Internet virtual environments.


     o Providing businesses with the ability to develop one or more unique worlds as part of their e-commerce strategy, which may be used either for their internal use or for visits by the general public.


     o Affording advertisers the ability to offer three-dimensional Internet interactive advertising.

     o Developing three-dimensional e-commerce solutions for businesses seeking to sell goods and services throughout the Internet.

     o Offering users a community in which they can create virtual structures, move about and communicate with other users.

Our Strategy


     We intend to seek to meet our objective by:


     Marketing our technology to businesses


     As three-dimensional Internet technology becomes more accepted, we intend to market licenses to our uniserver and galaxerver software and our technical services to businesses. In order to achieve this goal, we intend to expand substantially our marketing effort directed at these businesses. As part of this marketing effort, we will seek to develop strategic relationships with businesses to develop commercial applications aimed at specific market segments. These relationships could take a number of forms and may involve the grant of an exclusive or semi-exclusive license for a specific market or application. These relationships may also involve a revenue-sharing arrangement and may provide us with additional development revenue.


     As part of this strategy, we are expanding our educational programs to include a new uniserver dedicated to education. We are designing this universe, which we call Education Universe, to enable schools, universities and non-profit educational groups to explore the potential of learning through three-dimensional worlds based on our technology.


     Expanding our user base


     We intend to develop a marketing program aimed at potential visitors to our website by seeking to create awareness of the Activeworlds.com name and website by promoting the website through traditional advertising media. In this manner, we intend to create additional worlds and provide more content on the website. We believe that in order to generate revenue from advertising and e-commerce on our website, we must increase the number of members who visit the website and remain on the website for an extended period. We believe that more than 900,000 users have accessed our website and that in a typical day there are more than 1,000,000 hits to the three-dimensional website. We consider a user to have accessed our website if the user has downloaded our browser and used the browser to visit the website. We do not believe that this number is sufficiently large to attract advertisers and e-commerce vendors to our website. Accordingly, we believe that increasing our user base is critical to our ability to generate revenue from advertising and e-commerce.


     Marketing our website as a site for advertising


     We intend to make our worlds attractive locations for both advertising and e-commerce. We have developed a virtual mall, @mart, at which more than 100 companies have virtual stores. We intend to expand our effort to attract e-commerce and advertising to our three-dimensional environment by seeking to increase the number of virtual malls located at @mart, as well as market separate worlds dedicated to products and services offered by one company. Although we do not anticipate that revenue from @mart will represent a material portion of our revenue, @mart is important for demonstrating to businesses the application of our technology in an e-commerce environment and providing three-dimensional content for visitors to our website.


     We believe that we can make our worlds more attractive to advertising by:


     o Increasing our user base to show sufficient interest in our worlds.


     o Demonstrating the benefits which three-dimensional technology can offer both advertisers and businesses, both in terms of visual effects and technological features.


     o Implementing an extensive advertising campaign, using print, radio and television and the Internet.

     o Implementing an extensive public relations effort involving speaking tours with various news agencies.


Our Technology



     The key element to our three-dimensional environment is our proprietary uniserver software which stores subscriber information, permits world servers to operate and enable:


     o the creation of three-dimensional worlds;

     o the communication of physical characteristics of three-dimensional objects in each world, so that a visitor to any world served by the uniserver can see the structures in the world, move about in the world and create new structures;


     o the ability to locate structures and other users throughout the world,


     o the transmission of messages among users to the world, and

     o the transfer of information and files between any place on the Internet and a specific location on a world.

     The uniserver can operate on Unix, Linux or Windows 95, 98 or NT platforms. Our galaxerver is similar to the uniserver except that unlike the uniserver, which supports a large number of worlds, the galaxerver only supports one world.

     We developed our proprietary three-dimensional browser, Active Worlds Browser 2.2, which can be downloaded without charge. Users cannot access our three-dimensional environment without the browser. The browser is a Windows 98/NT-based software product which allows users to:

     o experience shared multi-user, multimedia and three-dimensional environments in any of the worlds which are publicly accessible in our universe.

     o develop and build virtual structures in our worlds.

     o access and display picture, sound or music files from anywhere on the Internet.

     o converse with other users by text-based chat, which can be directed to everyone who is currently visiting the world or conducted through private conversations through messaging to a specific user.


     o interface and integrate with two-dimensional Internet browsers, by permitting the three-dimensional window for Active Worlds to run side by side with a two-dimensional web page, which enables users to use all Internet-based technologies, including ActiveX and Java.

     o move between worlds in our universe and websites outside our universe.

     o automatically update our software.

     o visit @mart, our three-dimensional virtual mall, which is designed to resemble a modern shopping mall where a variety of vendors offer both traditional and Internet products and services.

     o register for citizen status.


     Our platform offers true color graphics, with 16 million colors, frame rates which could be in the range of ten to 20 frames a second and 16 bit sound. Using the browser, a visitor can see and interact with other visitors and the virtual environment. Our platform can accommodate thousands of simultaneous users.


     Using our software, servers and authoring tools, users can communicate, play games, conduct business and otherwise interact "face-to-face" in our shared three-dimensional worlds on the Internet.


Marketing and Sales

     Since Active Worlds is an Internet-based platform, the potential market for our products is global. Our present marketing effort is directed at:

     o Businesses and educational institutions, to which we are seeking to license our technology and assist them to develop three-dimensional applications to meet their specific needs.

     o Users, who we are trying to attract to our website by providing interesting content and access to our technology.

     o Advertisers, to whom we are trying to demonstrate a user base which meets their demographic requirements.


     o Educational and non-profit institutions through Education Universe.

     In seeking to address the needs of businesses and educational institutions, we license our uniserver and galaxerver technology to others to allow our licensees to establish their own three-dimensional universe, which can be either on our uniserver or independent of our uniserver.

     We have licensed uniservers to The Boeing Company, Carlsberg, A.S., Centropolis Studios, Philips Multimedia, NASA and an agency of the United States Government, among others. Some of our world server licensees include Scandinavia Online, A.S., the Canadian Ministry of Education, the University of Colorado, the University of London, Telecom PTT Switzerland and the Amsterdam Stock Exchange.


     In April 1998, we entered into an agreement with the Tech Museum in San Jose, California, to sell them our products and services which resulted in the development of the first stage of its Internet Cafe project focusing on the Active Worlds platform. The museum dedicated a whole section comprised of twelve computers to showcase Active Worlds as a computer technology advance.

     In October 1999, we entered into an agreement with Advanced Shopping Centre Management Pty. Limited, an Australian company, pursuant to which we agreed to develop for Advanced Shopping Centre a virtual mall prototype which is suitable for applications for property developers, managers of retail shopping malls and retail merchants. The agreement contemplates the development of enhancements to our present software products and the grant to Advanced Shopping Centre of a four-year exclusive license to these enhancements. For developing the enhancements we will receive fees of between $1.0 million and $1.5 million, payable in installments, based on a delivery schedule and acceptance testing. The initial payment of $150,000 is due by December 19, 1999. If payment is not made by that date our sole remedy is to terminate the agreement, in which event neither party will have any obligation to the other.


     We distribute a monthly newsletter, which we deliver by e-mail. This newsletter describes developments in our program.


     We presently rely on third party marketing and advertising agencies to market our website and our other services both domestically and internationally. We use third parties to market our software and related products in the United Kingdom, Scandinavia, Spain, Germany, France, Korea, Brazil and Russia. Our international distributors have developed foreign language versions of our browser and have performed limited marketing activities. Our revenue from software sold through these distributors has not been significant.


     We have marketing arrangements with two companies, neither of which has generated significant revenue to date. In March 1997, we entered into an agreement with Scandinavia Online SA, the largest Internet service provider in Scandinavia, pursuant to which we gave Scandinavia Online a five-year exclusive distribution right to our browser in Scandinavia. Scandinavia Online has recently assigned distribution rights to Kilos AS, a Scandinavian-based company. Scandinavia Online is a holder of shares of our common stock.


     Our universe includes @mart, our virtual shopping mall. As of September 30, 1999, there were approximately 100 vendors offering products and services, which included books, compact disks, clothes, tickets and computer products. Approximately half of these vendors operate through affiliated merchant programs and we receive a small percentage of any revenue derived from sales made through our @mart link. The other vendors have no obligation to make any payment to us, and they do not pay a fee to us at this time. To date, our revenue from goods and services sold through @mart has not been significant, and we do not anticipate that this revenue will be significant. Pursuant to our agreement with Advanced Shopping Centre, we agreed that we will not directly operate any virtual mall except @mart.



Competition


     All aspects of the Internet market are new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are low, and current and new competitors can easily launch new websites at a relatively low cost using commercially-available software. Our present competitors include nationally-known companies, including Microsoft, that have expertise in computer and Internet technology, and a number of other small companies, including those that serve specialty markets. Other major companies have the financial and technical ability to compete aggressively in the market for three-dimensional software products on the Internet. Many, if not all, of these companies have longer operating histories, larger customer bases, greater brand recognition in other business and Internet markets and significantly greater financial, marketing, technical and other resources than we have. Competitive pressures created by any one of these companies, or by our competitors collectively, could have a material adverse effect on our business, results of operations and financial condition, and we can give no assurance that we will be able to compete successfully against current and future competitors.

     In addition, other major software developers have the capability both to develop three-dimensional software products, to market their products through strong distribution channels and to package their software with other popular products. To the extent that a significant market develops for three-dimensional software, we anticipate that major software, computer and Internet companies will develop competitive products. All of these companies are better known than we are, and they have significantly greater resources. In addition, competitive products may be under development by major software, computer and Internet company of which we are unaware.


     We believe that the market for three-dimensional interactive Internet technologies is growing due to an increasing demand for interpersonal interaction among Internet users, along with an exploding interest in Internet-based applications generally. We also believe that the three-dimensional aspects of our environment is a departure from most Internet applications, which are two-dimensional and is a more aesthetically pleasing manner of using the Internet. We believe that Active Worlds' robust architecture, ease of use, speed, reliability and scalability have attracted and will continue to attract users worldwide.


     Companies, in addition to Microsoft, which offer three-dimensional Internet technology include Blaxxun (formerly Black Sun Interactive), OZ Interactive, Electric Communities (which merged with Onlive Technologies and The Palace) and Platinum Technology.


     Since the three-dimensional market is an emerging market, it is possible that business may standardize on a technology which is not compatible with our technology and major software and hardware companies may have the market power to impose on the marketplace an incompatible technology, and we may not have access to that technology. If we cannot offer products that meet this standard, whether imposed by a government agency or resulting from commercial preferences, our business will suffer.


     We believe that, at present, we may have a competitive advantage over our competition in four fundamental areas:

     o We use world wide web standards for the three-dimensional components that make up our technology, and our technology permits the integration of standard Internet protocols.

     o We believe that our browser has smarter architecture and a more robust engine than our competitors. The software upgrades itself automatically upon entrance into the environment, making the upgrade process seamless.

     o Users can integrate a two-dimensional browser within our browser to provide a simultaneous two-dimensional and three-dimensional Internet experience.

     o Each environment is unique and multimedia enriched, offering the user an almost unlimited combination of audio, video and graphical content options.

Significant Customers


     During each of 1998 and 1997, only one client accounted for 5% or more of our revenue. During 1998, our largest customer was The Tech Museum in San Jose, which purchased a special browser for $48,000, or 8.3% of revenue. In 1997, our largest customer was Philips Multimedia, which generated revenue of $250,000, or 59.6% of revenue, from a one-year license to use our source code and a uniserver and a noncommercial research license. We also assisted Philips Multimedia on its development of a website that provides an aerial view of Alpha World.


Intellectual Property


     All of our software was either developed by us or acquired from a third party. We do not have any patents on any of our software. We have obtained copyright registration for a version of our source code. We are developing and upgrading our software on an ongoing basis and we do not have registered copyrights for the most recent versions of our software. We rely upon confidentially agreements signed by our employees. We have applied to the United States Patent and Trademark Office for registration of Active Worlds and our AW design as trademarks and service marks.

     In March 1997, we purchased the Active Worlds software and AlphaWorld content, as it existed at that time, including all object code, source code and documentation, from Worlds, Inc. In connection with the purchase, we also received the right to modify the software. We subsequently performed substantial modifications to the acquired software. We hold a worldwide non-exclusive license from Worlds, Inc. to certain other software to the extent that such software is included in the Active Worlds and AlphaWorld software.



Government Regulations


     We believe that no government approval is necessary for our principal products or services and that there are no government regulations which currently have a material effect on our operations. As Internet commerce evolves, we expect that federal and state agencies may adopt legislation and regulations covering issues such as user privacy, pricing, defamation, taxation, content and quality of products and services and courts may interpret existing laws and regulations in a manner which affects the Internet and e-commerce. Although many of these regulations may not apply to our business directly, we expect the future legislation and regulation could expose companies involved in e-commerce and the sale of advertising over the Internet to liability which could limit the growth of Internet commerce generally. We could face exposure to liability resulting from allegations of defamation, breach of privacy or inappropriate usage of e-mail by visitors to our website. In addition, regulations which increase the cost of Internet access may have an effect on the use of the Internet.



Research and Development


     We spent approximately $160,000 on research and development in 1998 and approximately $451,000 in 1997. The research and development expenses for 1997 included the $300,000 purchase price for the Active Worlds technology, as it existed at the time of purchase, and rights to related software. The balance of our research and development expenditures has been used to develop and enhance our technology. All of our research and development has been sponsored and paid for by us and was expensed as incurred.



Future Acquisition Strategies


     Following this offering, we may acquire other companies either for cash, notes, equity or combination. In addition, we may enter into joint ventures or other relationships, including joint marketing agreements, which we believe would further our growth. Although we anticipate that any acquisitions will be related to three-dimensional Internet technology, we may acquire companies in unrelated businesses. We may not generate net income from any future acquisition or agreement. We have not identified any particular business that we may acquire in the future, and we may not be able to make any acquisitions.


Prior Business of Vanguard Enterprises, Inc.

     We were incorporated and conducted our initial public offering under the name Vanguard Enterprises, Inc. Vanguard Enterprises was incorporated on September 5, 1995. Vanguard Enterprises was formed for the purpose of marketing a patented hair care product produced by a hair products company, 21st Century Hair Design, Inc. Vanguard Enterprises entered into one contract with 21st Century Hair Design. Based upon this contract, Vanguard Enterprises raised capital and used the funds to purchase cable TV airtime to broadcast infomercials featuring the product. Vanguard discontinued all business activities in 1996. From that time until January 1999, Vanguard Enterprises was not engaged in any business activities and had no material assets.


Employees

     As of September 30, 1999, we had ten full-time employees, including our two officers, and one part-time employee. None of our employees are represented by a labor union, and we believe that our employee relations are good.



Property

     We lease approximately 4,500 square feet of office space at 95 Parker Street, Newburyport, Massachusetts 01950, pursuant to a lease which expires on February 28, 2002. Our present monthly rent is $2,625, which is subject to standard escalation provisions. Our office facilities are adequate for our meet our current needs, and we believe that, if additional space is required, we will be able to obtain it on reasonable terms.

                                  MANAGEMENT

Directors and Executive Officers

     The following table names our directors and executive officers and their age.




Name                              Age                             Position
----                              ---                             --------
Richard F. Noll ...............   34    President, chief executive officer and director
J.P. McCormick ................   39    Chairman, chief financial officer, secretary, treasurer and director
Alexander M. Adelson ..........         Director


     Richard F. Noll, our founder, has been president, chief executive officer and a director of us and our predecessor, Circle of Fire Studios since its organization in January 1997. From August 1995 until December 1996, Mr. Noll operated the business of Circle of Fire Studios, Inc. as a sole proprietorship. For more than five years prior to August 1995 he was an independent artist and designer. Mr. Noll attended Massachusetts College of Art and majored in the Fine Arts.


     J.P. McCormick has been chairman of the board, chief financial officer and a director of us and Circle of Fire Studios, Inc. since May 1997. He has been our treasurer since May, 1997 and our secretary since July, 1997. From 1987 until May 1997 he was the president of Associated Corporate Services Ltd., a company which owned and operated two staffing franchises for Norrell Corp. Mr. McCormick is a graduate of Kent State University, Ohio.

     Alexander M. Adelson has 36 years experience as an applied physicist and businessman specializing in technical marketing matters. Mr. Adelson is President, CEO, and Vice Chair of Antaeus Research, LLC, a new information technology company dedicated to smart Bridge Management Systems. Since 1974, he has led the Technology Resource Group of RTS Research Lab, Inc. (RTS). He acted as a secondary co-founder, and through RTS helped conceive and develop the first portable bar code scanner and acted as program manager for 12 years with Symbol Technologies, Inc. (NYSE: SBL). Mr. Adelson holds over 70 patents and trademarks in the fields of optical electronics, bar code technology, automatic inspection, and medical software. He is a recipient of a Special Congressional Recognition Award for his work as a "Mr. Successful Entrepreneur" and demonstrated "Business Acumen." He was recently honored as Entrepreneur of the Year by his alma mater, Muhhlenberg College, and is a Trustee of that institution. He was awarded a Gold Medal for work done for HBO by the National Retailers of America. He also serves on the Board of Directors of Empire One Telecommunications, Inc., (www.eot.net); Patcomm Corp. Corporation, (www.qth.com/patcommradio); and Base Ten Systems, Inc., (www.base10.com) where he holds the position of Vice Chairman of the Board of Directors.


     Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders. Officers serve at the will of the Board of Directors. Except as noted herein, there are currently no arrangements or understandings regarding the length of time each director is to serve in such a capacity. There is no immediate family relationship between or among any of the Directors or executive officers.


     We have granted the underwriters the right, during the five-year period following the date of this prospectus, to designate one member to our board of directors or an advisor to the board. As of the date of this prospectus, the underwriters have not designated any person for this position.

     In November 1999, our board of directors created audit and compensation
committees. The members of the audit and compensation committees are        and
       Mr. Adelson. At least a majority
of the audit committee and all members of the compensation committee are to be independent directors. The audit committee will review the scope of our audit, recommend to the board the engagement of our independent auditors, review the financial statements with the independent auditors and management, review any issues relating to the independence of the independent auditors, review with the independent auditors and the board of directors any matters discussed in the management letter issued by the independent auditors, and review any transactions between us and any of our officers, directors or other related parties. Our compensation committee will evaluate our compensation policies, approve executive compensation and executive employment contracts and administer our stock option plan.

Executive Compensation



     The following table sets forth information regarding compensation earned by our president and chief executive officer, and our chief financial officer, from our inception in 1997 to the end of our last fiscal year which includes the period during which these individuals acted in these capacities for Circle of Fire Studios, Inc. In 1998 and 1997, none of our officers received compensation in excess of $100,000.


                          SUMMARY COMPENSATION TABLE




                                             Annual Compensation
                                         ---------------------------
Name and Principal Position      Year     Salary     Bonus     Other
---------------------------      ----     ------     -----     -----
Richard F. Noll,                1998       --         --        --
president and                   1997       --         --        --
chief executive officer
J.P. McCormick,                 1998       --         --        --
chief financial                 1997       --         --        --
officer

     No stock options or other equity incentives were granted to either Richard Noll or J.P. McCormick in 1998 or 1997.



     During 1998 and 1997, neither Mr. Noll nor Mr. McCormick received any compensation from us. However, for financial statement purposes, we accrued compensation at the rate of $50,000 for each of them in 1998 and $30,000 for each of them in 1997. Since we have no obligation to pay them the amount accrued, the amount of the compensation was treated as additional paid-in capital. Messrs. Noll and McCormick have relinquished their rights to collect this compensation at a later date.


     In January 1999, we entered into three-year employment agreements with Messrs. Noll and McCormick, pursuant to which they received an annual salary of $57,000. These agreements were amended and restated in June 1999, at which time their annual salaries were increased to $140,000, retroactive to January 21, 1999. Pursuant to the agreements, in January 1999, we granted each of them an incentive stock option to purchase 14,000 shares of common stock at $.55 per share, which was 110% of the fair market value of the common stock on the date of grant. The fair market value was the price at which we sold common stock to non-affiliated parties in the January 1999 private placement. The employment agreements also provide that Messrs. Noll and McCormick will be eligible to participate in a bonus pool of not more than 10% of our income before income taxes. The amount of the bonus pool and the allocation of the bonus pool among our senior executive officers will be determined by our compensation committee. The agreements also provide Messrs. Noll and McCormick with a $4,200 annual automobile allowance.



Stock Option Plan


     In January 1999, we adopted a stock option plan, pursuant to which we are authorized to grant options to purchase up to 1,000,000 shares of common stock to our key employees, officers, directors, consultants, and other agents and advisors. Awards under the Plan may be either nonqualified stock options or incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the plan.



     The plan is administered by a committee of our board of directors, which will determine who will receive awards, the number of awards to be granted and the specific terms of each grant, including vesting schedules, subject to the provisions of our plan. If a committee is not appointed, the board of directors performs the functions of the committee. Our compensation committee has been appointed to administer the plan.

     We cannot grant incentive stock options under the plan unless the exercise price is at least equal to the fair market value of our common stock on the date of grant. However, if the option holder owns more than 10% of our outstanding stock, the exercise price of any incentive stock option granted to him or her must be at least 110% of the fair market value on the date of grant.


     Through September 30, 1999 we have granted options under the plan to purchase an aggregate of 584,023 shares of common stock at exercise prices ranging from $.43 to $.55 per share. These options include options to purchase 14,000 shares of common stock at $.55 per share, which we granted to each of Messrs. Richard F. Noll and J.P. McCormick pursuant to their employment agreements.


                          RELATED PARTY TRANSACTIONS


     In connection with the organization of Circle of Fire Studios in January 1997, Mr. Richard F. Noll, our president and chief executive officer, transferred his interest in the Circle of Fire Studios sole proprietorship to Circle of Fire Studios in exchange for shares of its common stock, which, as a result of the Circle of Fire Acquisition became 3,849,463 shares of our common stock. When Mr. Noll formed Circle of Fire Studios, he invested nominal capital in the business, and his capital account, at the time he transferred the Circle of Fire assets to us, was not substantial. His effective purchase price of his 3,849,463 shares of common stock is less than $.01 per share.

     In April 1997, when Mr. McCormick joined us, he was issued shares of Circle of Fire Studios' common stock for $5,000, in consideration of his lending certain amounts to us and his agreeing to become employed by us. In May 1997, Associated Corporate Services, Ltd., a corporation of which Mr. McCormick was then the president, purchased shares of Circle of Fire Studios for $50,000. As a result of the Circle of Fire acquisition, the shares purchased by Mr. McCormick became 3,734,219 shares of common stock and the shares purchased by Associated Corporate Services became 115,244 shares of common stock. Mr. McCormick's effective purchase price was a nominal amount, and his capital account, at the time he transferred the Circle of Fire assets to us, was not substantial. Associated Corporate Services' effective purchase price was $.43 per share. Messrs. Noll and McCormick have transferred a portion of their shares to family members and related parties.


     During 1997 and 1998, Mr. McCormick lent us approximately $200,000. This amount has been repaid in full with interest at 8% per annum.


     We believe that the transactions described below between us and our officers, directors and principal stockholders were on terms at least as fair to us as had these transactions been concluded with unaffiliated parties. Since Mr. McCormick and Mr. Noll were our only directors until November 1999, none of the foregoing transactions were approved by any unaffiliated outside directors. We intend that all future related party transactions, including any loans or advances, will be for bona fide business purposes and approved by a majority of our board which will include unrelated directors or by our audit committee, at least a majority of whom are to be unrelated parties.


                            1999 PRIVATE PLACEMENTS

     In January 1999, we sold 2,000,000 shares of common stock for $.50 per share to unaffiliated investors, from which we received net proceeds of $940,000. The proceeds from this sale were used for working capital and other corporate purposes, including payments due in connection with the settlement of litigation.


     In June 1999, we sold nine private placement units at $100,000 per unit to two accredited investors, from which we received net proceeds of approximately $780,000. Each private placement unit consisted of 17,600 shares of our common stock and a Series A redeemable common stock purchase warrant to purchase 20,000 shares of common stock at $5.70 per share. The effective price per share of common stock purchased by these investors was $5.68, assuming no value is allocated to the warrants. The warrants also provides the holders with cashless exercise rights, which is the right to convert the warrant into the number of shares of common stock having a value equal to the amount by which the excess of the market value of the common stock at the time the warrants are exercised exceeds the exercise price per share. We used the proceeds from this sale for working capital and other corporate purposes, including expenses relating to this offering. In connection with this private placement, we engaged HD Brous & Co., Inc., one of our underwriters, as exclusive placement agent. We paid HD Brous a fee of $90,000 and a non-accountable expense allowance of $27,000. We also issued HD Brous a warrant to purchase one placement agent's unit for $90,000. A placement agent's unit consists of 15,840 shares of our common stock and a Series A common stock purchase warrant to purchase 18,000 shares of our common stock at $5.70. The warrant we issued to HD Brous terminates on the date of this prospectus. In connection with the private placement, we and our officers, directors and 5% stockholders gave HD Brous a three-year right of first refusal with respect to public and private sales of our securities, including sales pursuant to Rule 144 of the Commission pursuant to the Securities Act.


                            PRINCIPAL STOCKHOLDERS


     The following table sets forth information as of September 30, 1999, as to the beneficial ownership of each director, each officer named in the Summary Compensation Table and each person known by us to own at least 5% of the outstanding shares of our common stock.




                                                                                Percentage of Shares
                                               Amount and Nature of     -------------------------------------
Name and Address of Beneficial Owner(1)      Beneficial Ownership(2)     Prior to Offering     After Offering
---------------------------------------     -------------------------   -------------------   ---------------
Richard F. Noll(3) ......................           3,807,975                34.6%
J.P. McCormick(4) .......................           3,734,219                33.9%
Alexander M. Adelson (5) ................              90,000                00.1%
All officers and directors as a group
 (two persons)(3),(4) ...................           7,542,194                68.5%


------------
(1) The address of each person named is 95 Parker Street, Newburyport, MA
    01950.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options or warrants are deemed to be currently exercisable if they are convertible or exercisable within 60 days of the date as to which information is provided. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(3) Includes (a) 24,526 shares of common stock owned by Mr. Noll's wife, as to which Mr. Noll disclaims beneficial interest and (b) 14,000 shares of common stock issuable upon exercise of outstanding options held by Mr. Noll.


(4) Includes 14,000 shares of common stock issuable upon exercise of outstanding options held by Mr. McCormick.
(5) Includes, 90,000 shares of common stock issuable upon exercise of outstanding options held by Mr. Adelson, which vest over three years in equal amounts of 30,000 shares per year following each year in which Mr. Adelson has served as a director.



                           DESCRIPTION OF SECURITIES

Capital Stock


     We are authorized to issue 500,000 shares of preferred stock, par value $.001 per share, and 50,000,000 shares of common stock, par value $.001 per share. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and share in dividends which the board of directors, in its discretion, may declare from funds legally available. In the event of liquidation, each outstanding share of common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and any preferences due to holders of preferred stock. At July 31, 1999, there were 11,015,568 shares of common stock outstanding.



     Stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any of our other securities, and there are no redemption or sinking fund provisions with regard to the common stock. All outstanding shares of common stock are, and those issuable as part of the units or upon exercise of the warrants will be, when issued as provided in this prospectus, validly issued, fully paid, and nonassessable. Stockholders do not have cumulative voting rights.

     Our board of directors is authorized to issue, from time to time and without further stockholder action, up to 500,000 shares of preferred stock in one or more distinct series. The board of directors is authorized to fix the following rights and preferences, among others, for each series:

     o The rate of dividends and whether these dividends shall be cumulative.

     o The price at and the terms and conditions on which shares may be redeemed.

     o The amount payable upon shares in the event of voluntary or involuntary liquidation.

     o Whether or not a sinking fund shall be provided for the redemption or purchase of shares.

     o  The terms and conditions on which shares may be converted.

     o Whether, and in what proportion to any other series or class, a series shall have voting rights other than required by law, and, if voting rights are granted, the number of voting rights per share.


     We have no plans, agreements or understandings with respect to the designation of any series or the issuance of any shares of preferred stock. We have agreed with the underwriters that we will not create any series of preferred stock or issue any shares of preferred stock without the consent of the underwriters for two years from the date of this prospectus.


Units


     Each unit consists of one share of common stock and one Series B redeemable common stock purchase warrant. The common stock and warrants comprising the units are not separately transferable prior to one year from the date of this prospectus, or earlier at the discretion of the underwriters.



Series B Redeemable Common Stock Purchase Warrants


     Unless previously redeemed by us, you may, upon payment of the exercise
price of $   per share, purchase one share of common stock during the period commencing one year from the date of this Prospectus, or earlier at the election of the underwriters, and ending five years from the date of this prospectus. You may only exercise the warrants if a current prospectus under the Securities Act relating to the shares of common stock issuable upon exercise of the warrants is then in effect, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state in which you reside.

     Commencing one year from the date of this prospectus, or earlier with the consent of the underwriter, the warrants are subject to redemption by the Company, at a price of $.10 per warrant, (i) if the underlying common stock is listed on the Nasdaq System or the American or New York Stock Exchange, (ii) if at such time there is a current and effective registration statement covering the warrants and the shares of common stock issuable upon the exercise of the warrants and (iii) if the closing price per share of common stock is at least 150% of the exercise price for at least 20 consecutive trading days ending not earlier than three days prior to the date on which the warrants are called for redemption. The warrants may not be called for redemption prior to the date the warrants become exercisable. If we exercise our right to redeem the warrants, you will automatically forfeit your right to exercise your warrants unless you exercise the warrants before the close of business on the business day immediately prior to the date set for redemption. If we redeem the warrants, we must redeem all of the outstanding warrants.

     In order for us to redeem the warrants, we must give you notice of redemption by first class mail, postage prepaid, within five business days, or such later date which the underwriters may consent, after the warrants are called for redemption, but no earlier than 60 and no later than the 30 days before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the warrant certificates shall be delivered and the redemption price paid. The notice shall also advise you that your right to exercise the warrants shall terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption.


     The warrants may be exercised upon surrender of the warrant certificate(s) on or prior to 5:00 p.m., New York City time, on the expiration date of the warrants or, if the warrants are called for redemption, the day prior to the redemption date at the offices of the Company's warrant agent with the form of an Election to Purchase on the reverse side of the certificate(s) filled out and executed as indicated, accompanied by payment of the full exercise price for the number of shares of common stock for which the warrants are being exercised.

     The warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price, and the number of shares in certain specified events, such as stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other similar events.

     We are not required to issue fractional shares of common stock. We will pay cash in lieu of fractional shares, based upon the current market value of such fractional shares at the date of exercise. A holder of warrants will not possess any rights as a stockholder unless and until he or she exercises the warrants.

     In the event of any merger, consolidation, sale or lease of substantially all of our assets or reorganization whereby we are not the surviving corporation, we may provide in the agreement relating to the transaction that each warrant shall be converted into such securities of the surviving or acquiring corporation or other entity as has a value equal to the value of the warrants, which shall not exceed the amount by which the consideration to be received per share of common stock exceeds the exercise price of the warrant. The value of the warrants and securities being issued in exchange therefor are to be determined by our board of directors. In the event that, in such a transaction, the value of the consideration to be received per share of common stock is not greater than the exercise price of the warrants, the warrants shall terminate and no consideration will be paid with respect to the warrants.


     Although the warrants have a fixed exercise price and a formula for adjustments in certain events and have a fixed expiration date, it is possible that in the future we may wish to reduce the exercise price or extend the exercise period of the warrants. We have no plans to reduce such price or extend the exercise period of the warrants. Any such change would be effected pursuant to a post-effective amendment to the registration statement of which this prospectus is a part or a new registration statement, and no warrants with amended terms may be exercised unless and until such post-effective amendment or new registration statement has been declared effective by the SEC.


     The warrants are issued pursuant to a warrant agreement between us and Interwest Transfer Company, as warrant agent.



Other Options and Warrants

     In connection with the June 1999 private placement of private placement units, we issued series A redeemable common stock purchase warrants to purchase 180,000 shares of common stock at an exercise price of $5.70 per share. These warrants are exercisable until June 30, 2004 and give the holders certain cashless exercise rights. These rights give the holders the ability to receive from us the number of shares of common stock that equals the appreciation in the value of the warrant with no cash payment by the holder. We have the right to redeem the warrants commencing in June 2001 if the price of our common stock is $8.55 per share, subject to adjustment, and the shares of common stock issuable upon exercise of the warrants are registered with the SEC.


     In connection with this private placement, we issued to HD Brous, one of the underwriters, in its capacity as exclusive placement agent, a warrant entitling the holder to purchase, for $90,000, a placement agent's unit consisting of 15,840 shares of common stock and a series A redeemable common stock purchase warrant to purchase 18,000 shares of our common stock. The warrant issued to the underwriter may terminate on the date of this prospectus.


     We also have outstanding a warrant to purchase 250,000 shares of common stock at $5.70, which has cashless exercise rights, a warrant to purchase 90,000 shares of common stock at $4.06, which has cashless exercise rights, and an option to purchase 250,000 shares of common stock at $3.80, which does not have cashless exercise rights.



Dividend Policy

     We presently intend to retain future earnings, if any, in order to provide funds for use in the operation and expansion of our business and accordingly we do not anticipate paying cash dividends on our common stock in the foreseeable future.

Shares Eligible for Future Sale


     After this offering, there will be 12,515,568 shares of common stock outstanding, of which 8,325,096 shares are restricted securities and are not eligible for sale. The restricted securities will become eligible for sale as follows:

  Number of Shares     Date Shares May be Sold
  ----------------     -----------------------
        805,638        January 2000
      7,517,578        Six months from the date of this prospectus, subject to the Rule
                       144 limitation and January 2001 without limitation. These shares are subject to a lock-up agreement with the underwriters, who may give their consent to a sale commencing on January 2000, subject to the Rule 144 limitations.
          1,880        June 2000


     Rule 144 permits the sale of restricted securities, subject to the Rule 144 volume limitations, one year after the date of issuance or the date the share are acquired from one of our affiliates. Pursuant to the Rule 144 volume limitations, a holder of restricted securities held for one year may sell in any three-month period the greater of 1% of the outstanding common stock or the average weekly trading volume. A person who is not an affiliate of the Company and who has held restricted securities for two years may sell such securities without regard to the Rule 144 volume limitations. Our officers, directors and 5% stockholders have agreed not to publicly sell their shares during the six-month period starting with the date of this prospectus, without the prior consent of the underwriters.

     We cannot predict the effect, if any, that the issuance of shares of common stock upon exercise of options or warrants or the registration of such shares will have on the market for and market price of the common stock.

Section 203 of the Delaware General Corporation Law

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides that, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an interested stockholder for a period of three years from the date that such person became an interested stockholder unless the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding certain employee stock ownership plans) or on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is the owner of 15% or more of the outstanding voting stock of the corporation or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     These provisions could have the effect of delaying, deferring or preventing a change of control. Our stockholders, by adopting an amendment to our certificate of incorporation or bylaws, may elect not to be governed by
Section 203, effective twelve months after adoption. Neither our certificate of incorporation nor our bylaws currently excludes us from the restrictions imposed by Section 203.

Transfer Agent and Warrant Agent

     The transfer agent for the common stock and the warrant agent for the warrants is Interwest Transfer Company, P.O. Box 17136, Salt Lake City, Utah 84117.

                                 UNDERWRITING


     Our underwriters, have agreed, severally, on the terms and subject to the conditions of the underwriting agreement, to purchase from us, and we have agreed to sell to the underwriters, 1,500,000 shares of common stock as follows:

   HD Brous & Co., Inc.
   Corinthian Partners, L.L.C.

The underwriters are committed severally to purchase and pay for all of the shares on a "firm commitment" basis if they purchase any shares.

     The underwriters have advised us that they propose to offer the units to the public at the initial public offering prices set forth on the cover page of this prospectus. The underwriters may allow to certain dealers, who are members of the National Association of Securities Dealers, Inc., concessions not
exceeding $   per unit, of which not more than $   per unit may be reallowed to
other dealers who are members of the National Association of Securities Dealers. After the offering, the offering price, the concession and the reallowance may be changed.

     We have granted an option to the underwriters, exercisable during the 45-day period from the date of this prospectus, to purchase up to a maximum of 225,000 additional units at the public offering price set forth on the cover page of this prospectus, less the underwriting discount, for the sole purpose of covering over-allotments of the units.

     We have agreed to pay to the underwriters a non-accountable expense allowance of 3% of the aggregate public offering price of all units sold, including any units sold pursuant to the underwriters' over-allotment option. We have paid the underwriters $25,000 to date.

     The underwriting agreement also provides for us to pay an underwriter a fee in the event that the underwriter introduces us to a party which enters into a business combination or other business transaction with us.

     All of our officers, directors and 5% stockholders have agreed not to sell (including any short sale or sale against the box) publicly or otherwise transfer, subject to certain exceptions for transfers to related parties, any of their securities during the six month period commencing with the date of this prospectus, without the written consent of the underwriter. A sale against the box is similar to a short sale, except that the seller owns the shares but delivers borrowed shares to effect the sale. We have also agreed that, during the six month period commencing with the date of this prospectus, we will not, without the consent of the underwriters, publicly sell or register any securities pursuant to the Securities Act without the consent of the underwriter, except that such restrictions do not apply to our registration of stock issuable pursuant to our present stock option plans on a Form S-8 registration statement. We have also agreed with the underwriters that we will not create any series of preferred stock or issue any shares of preferred stock without the consent of the underwriters for two years from the date of this prospectus.

     The underwriting agreement provides for reciprocal indemnification between us and the underwriters against certain liabilities in connection with the registration statement, including liabilities under the Securities Act.

     In connection with this offering, we have agreed to sell to the underwriters, for nominal consideration, a unit purchase option to purchase from us up to 150,000 units at an exercise price equal to 120% of the offering price of the units being sold in this offering. The units to be issued upon the exercise of this unit purchase option are identical to the units being sold pursuant to this prospectus. The warrants issuable upon exercise of these units are identical to the warrants included in the units we are selling in this offering. The underwriters' unit purchase option is exercisable for a five year period commencing on the date of this prospectus, except that during the one-year period commencing on the date of this prospectus, neither the unit purchase option nor any securities issuable upon exercise of the unit purchase option may be sold, transferred, assigned or hypothecated, except to the officers or members of the underwriters or to other underwriters and selling group members or officers, partners or members thereof, all of which shall be bound by such restrictions. The holders of the unit purchase options have no voting, dividend or other rights as our stockholders with respect to securities issuable upon exercise of the unit purchase options until the unit purchase options or the underlying warrants, as the case may be, are exercised. The holders of the unit purchase options have been given the opportunity to profit from a rise in the market for our securities at a nominal cost, with a resulting dilution in the interests of stockholders. The holders of the unit purchase options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable to us than those provided by the unit purchase options. Such facts may adversely affect the terms on which the company could obtain additional financing. Any profit received by the underwriters on the sale of the unit purchase options or the securities issuable upon exercise of the unit purchase options may be deemed additional underwriting compensation.


     We have agreed during the five year period following the date of this prospectus to, on up to two occasions, register the unit purchase option or the units issuable upon the exercise of the unit purchase option upon the request of the underwriters. We are required to file the first such registration statement at our expense. We have agreed to cooperate with the holders of the unit purchase options in filing a second registration at the expense of the holders of the unit purchase options or underlying securities.


     In addition, for seven years following the date of this prospectus, we are required to give advance notice to the holders of the unit purchase option or underlying securities of our intention to file a registration statement (except a registration statement filed on Form S-4 or S-8), and in such case, the holder of the purchase option and underlying securities shall have the right to require us to include the underlying securities in such registration statement at our expense.


     In June 1999, we engaged HD Brous, one of the underwriters, to serve as the exclusive placement agent for the sale of nine private placement units at $100,000 per unit. Each private placement unit consisted of 17,600 shares of our common stock and a Series A common stock purchase warrants to purchase 20,000 shares of common stock at $5.70 per share. We paid HD Brous a fee of $90,000 and a non-accountable expense allowance of $27,000. We also issued to HD Brous a warrant to purchase one placement agent's unit for $90,000. A placement agent's unit consists of 15,840 shares of our common stock and a Series A common stock purchase warrant to purchase 18,000 shares of our common stock at $5.70 per share. Such warrant will terminate upon the completion of this offering. In connection with the private placement, we and our officers, directors and 5% stockholders gave HD Brous a three-year right of first refusal with respect to public and private sales of our securities, including sales pursuant to Rule 144.


     The underwriting agreement provides that, during the five-year period following the date of this prospectus, the underwriters will have the right to designate one member to our board of directors or an advisor to the board. The underwriters have not designated such person and they do not expect to exercise this right in the near future. The underwriting agreement also requires us to maintain $1,000,000 of key man life insurance on the lives of Messrs. Richard
F. Noll and J.P. McCormick during their respective terms of employment with us.


     Prior to this offering, there has been no public market for the units or warrants.


     The underwriter has informed us that sales to any account over which the underwriter exercises discretionary authority will not exceed 1% of this offering.

                                 LEGAL MATTERS

     The legality of the units offered by this prospectus will be passed upon for us by Pepe & Hazard, LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriter by Esanu Katsky Korins & Siger, LLP, New York, New York.

                                    EXPERTS

     Our consolidated financial statements at December 31, 1998 and for the year ended December 31, 1998 and the period from January 17, 1997 (inception) to December 31, 1997 appearing in this prospectus have been audited by Pannell Kerr Forster PC, independent auditors, as set forth in their report appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     We will file annual, quarterly, and other reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a website that contains all information filed by us. The address of the SEC website is www.sec.gov.

     This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the SEC under the Securities Act with respect to the units offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. Please refer to the registration statement and to the exhibits in the registration statement for further information with respect to us and the units offered in this prospectus. Copies of the registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provision of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.



                            REPORTS TO STOCKHOLDERS

     We intend to distribute to our stockholders annual reports containing audited financial statements, and we will make available to our stockholders such other information as we deem appropriate.

                         INDEX TO FINANCIAL STATEMENTS





                                                                                               Page
                                                                                            ----------
Independent Auditors' Report .............................................................     F-2

Consolidated Financial Statements

Consolidated Balance Sheet -- June 30, 1999 (Unaudited) and December 31, 1998 ............     F-3

Consolidated Statement of Operations for the Six Months Ended June 30, 1999 and 1998
 (Unauited), Year Ended December 31, 1998 and the Period January 17, 1997
 (Date of Inception) to December 31, 1997 ................................................     F-4

Consolidated Statement of Changes in Stockholders' Equity (Deficiency) for the Period
January 17, 1997 (Date of Inception) to December 31, 1997, the Year Ended December
 31, 1998 and the Six Months Ended June 30, 1999 (Unaudited) ............................     F-5

Consolidated Statement of Cash Flows for the Six Months Ended June 30, 1999 and 1998
 (Unaudited), Year Ended December 31, 1998 and the Period January 17, 1997
 (Date of Inception) to December 31, 1997 ................................................    F-6

Notes to Consolidated Financial Statements ...............................................  F-7 to 15

                         Independent Auditors' Report


To the Stockholders
Activeworlds.com, Inc.


     We have audited the accompanying consolidated balance sheet of Activeworlds.com, Inc., as of December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the year ended December 31, 1998 and the period January 17, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Activeworlds.com, Inc. at December 31, 1998, and the consolidated results of their operations and their cash flows for the year ended December 31, 1998 and the period January 17, 1997 (date of inception) to December 31, 1997 in conformity with generally accepted accounting principles.




                                              /s/ Pannell Kerr Forster, P.C.
                                              ----------------------------------


Boston, MA
July 30, 1999

                            ACTIVEWORLDS.COM, INC.

                          Consolidated Balance Sheet




                                                                           June 30,       December 31,
                                                                             1999             1998
                                                                        --------------   -------------
                                                                          (Unaudited)
                                 Assets
Current assets
 Cash ...............................................................    $  1,130,524     $   86,520
 Accounts receivable, trade -- net of allowance for doubtful accounts
   of $18,000 at both dates .........................................          36,379         51,836
 Other receivables ..................................................          10,700             --
 Advances to officer/stockholder/employees ..........................          12,991         10,491
                                                                         ------------     ----------
  Total current assets ..............................................       1,190,594        148,847
                                                                         ------------     ----------
Property and equipment
 Leasehold improvements .............................................          27,334             --
 Equipment ..........................................................          61,042         23,034
                                                                         ------------     ----------
                                                                               88,376         23,034
 Less: accumulated depreciation .....................................          18,362          9,987
                                                                         ------------     ----------
  Property and equipment, net .......................................          70,014         13,047
                                                                         ------------     ----------
Other assets
 Organization expense -- net of accumulated amortization of $2,030
   and $1,580........................................................           3,491          3,941
 Deferred offering costs ............................................          65,000             --
                                                                         ------------     ----------
  Total assets ......................................................    $  1,329,099     $  165,835
                                                                         ============     ==========
             Liabilities and Stockholders' Equity (Deficiency)
Current liabilities
 Accounts payable ...................................................    $     87,091     $   60,200
 Accrued liabilities ................................................          67,484         20,488
 8% note payable to officer/stockholder .............................              --         54,753
 Accrued litigation settlement ......................................              --        275,000
 Deferred revenue ...................................................         128,108        144,340
 Customer deposit ...................................................           5,000          5,000
                                                                         ------------     ----------
  Total current liabilities .........................................         287,683        559,781
                                                                         ------------     ----------
Commitments and contingencies
Stockholders' equity (deficiency)
 Preferred stock, $.001 par value, 500,000 shares authorized, no
   shares issued or outstanding .....................................              --             --
 Common stock, $.001 par value, 50,000,000 shares authorized,
   11,015,568 shares issued and outstanding at June 30, 1999,
   8,584,816 shares issued and outstanding at December 31, 1998 .....          11,015          8,585
 Additional paid-in capital .........................................       2,256,998        382,138
 Note receivable for shares issued ..................................          (6,500)            --
 Accumulated deficit ................................................      (1,220,097)      (784,669)
                                                                         ------------     ----------
  Total stockholders' equity (deficiency) ...........................       1,041,416       (393,946)
                                                                         ------------     ----------
  Total liabilities and stockholders' equity (deficiency) ...........    $  1,329,099     $  165,835
                                                                         ============     ==========



                 See notes to consolidated financial statements

                            ACTIVEWORLDS.COM, INC.
                     Consolidated Statement of Operations




                                                                                                                  Period
                                                                                                                January 17,
                                                                                                               1997 (date of
                                                                                               Year Ended      inception) to
                                                              Six Months Ended June 30        December 31,     December 31,
                                                                1999             1998             1998             1997
                                                          ---------------   --------------   --------------   --------------
                                                            (Unaudited)       (Unaudited)
Revenues ..............................................     $   210,820       $  195,266       $ 576,163       $   419,130
Operating expenses
 Selling, general and administrative expenses .........         571,699          181,005         485,710           293,494
 Research and development expenses ....................          85,054           77,424         159,986           450,579
                                                            -----------       ----------       ---------       -----------
   Total operating expenses ...........................         656,753          258,429         645,696           744,073
                                                            -----------       ----------       ---------       -----------
 (Loss) from operations ...............................        (445,933)         (63,163)        (69,533)         (324,943)
Litigation settlement .................................              --               --              --          (500,000)
Interest income .......................................          10,505               --              --                --
                                                            -----------       ----------       ---------       -----------
 (Loss) before (provision for) benefit from income
   taxes and extraordinary item .......................        (435,428)         (63,163)        (69,533)         (824,943)
(Provision for) benefit from income taxes .............              --               --              --                --
                                                            -----------       ----------       ---------       -----------
 (Loss) before extraordinary item .....................        (435,428)         (63,163)        (69,533)         (824,943)
Extraordinary item
 Gain on extinguishment of debt related to litiga-
   tion settlement, net of tax effect of ..............              --               --         109,807                --
                                                            -----------       ----------       ---------       -----------
   Net income (loss) ..................................     $  (435,428)      $  (63,163)      $  40,274       $  (824,943)
                                                            -----------       ----------       ---------       -----------
Earnings per share of common stock -- basic
 (Loss) before extraordinary item .....................     $     (.040)      $    (.008)      $   (.009)      $     (.102)
 Extraordinary item ...................................              --               --            .014                --
   Net income (loss) ..................................     $     (.040)      $    (.008)      $    .005       $     (.102)
                                                            -----------       ----------       ---------       -----------



Earnings per share of common stock -- assuming dilution for the year ended December 31, 1998 is the same as earnings per share of common stock -- basic.







                 See notes to consolidated financial statements

                            ACTIVEWORLDS.COM, INC.
    Consolidated Statement of Changes in Stockholders' Equity (Deficiency) Period January 17, 1997 (date of inception) to December 31, 1997, Year Ended
                               December 31, 1998
              and the Six Months Ended June 30, 1999 (Unaudited)








                                              Preferred Stock          Common Stock
                                              Shares    Amount      Shares       Amount
                                             --------  --------  ------------  ----------
Balances at January 17, 1997 (date
 of inception), as restated (note 1) .           --    $ --        8,084,816    $  8,085
Stockholder/employee contributions.........
Issuance of stock options recognized
 as compensation ..........................
Net (loss) for period .....................
                                               ----    ----
  Balances at December 31, 1997,
   as restated ............................      --      --        8,084,816       8,085
Issuance of common stock in con-
 nection with acquisition of net
 assets of Vanguard (note 1) ..............                          500,000         500
Stockholder/employee contributions.........
Issuance of stock options recognized
 as compensation ..........................
Net income for year .......................
  Balances at December 31, 1998                  --      --        8,584,816       8,585
Issuance of common stock, net of
 offering costs ...........................                        2,365,752       2,365
Issuance of common stock for note
 receivable ...............................                           65,000          65
Net (loss) for period .....................
  Balances at June 30, 1999
   (unaudited) ............................      --    $ --       11,015,568    $ 11,015
                                               ----    ----       ----------    --------

                                                                                  Note           Total
                                               Additional                      Receivable    Stockholders'
                                                 Paid-In       Accumulated     for Shares       Equity
                                                 Capital         Deficit         Issued      (Deficiency)
                                             --------------  ---------------  ------------  --------------
Balances at January 17, 1997 (date
 of inception), as restated (note 1) .        $   118,915                                    $   127,000
Stockholder/employee contributions.........        74,165                                         74,165
Issuance of stock options recognized
 as compensation ..........................        16,250                                         16,250
Net (loss) for period .....................                   $   (824,943)                     (824,943)
                                                              ------------                   -----------
  Balances at December 31, 1997,
   as restated ............................       209,330         (824,943)                     (607,528)
Issuance of common stock in con-
 nection with acquisition of net
 assets of Vanguard (note 1) ..............           983                                          1,483
Stockholder/employee contributions.........       168,575                                        168,575
Issuance of stock options recognized
 as compensation ..........................         3,250                                          3,250
Net income for year .......................                         40,274                        40,274
                                                              ------------                   -----------
  Balances at December 31, 1998                   382,138         (784,669)                     (393,946)
Issuance of common stock, net of
 offering costs ...........................     1,868,425                                      1,870,790
Issuance of common stock for note
 receivable ...............................         6,435                      $  (6,500)             __
Net (loss) for period .....................                       (435,428)                     (435,428)
                                                              ------------                   -----------
  Balances at June 30, 1999
   (unaudited) ............................   $ 2,256,998     $ (1,220,097)    $  (6,500)    $ 1,041,416
                                              -----------     ------------     ---------     -----------


                 See notes to consolidated financial statements

                            ACTIVEWORLDS.COM, INC.

                     Consolidated Statement of Cash Flows



                                                                                                                  Period January 17,
                                                                                                                     1997 (date of
                                                                       Six Months Ended June 30        Year Ended    inception) to
                                                                    -------------------------------   December 31,    December 31,
                                                                          1999            1998            1998            1997
                                                                    ---------------  --------------  ------------- -----------------
                                                                      (Unaudited)      (Unaudited)
Operating activities                                                                                   $   40,274      $  (824,943)
 Net income (loss) ................................................   $  (435,428)     $  (63,163)
 Adjustment to reconcile net income (loss) to net cash provided
  (used) by operating activities                                                                            7,526            4,167
  Depreciation and amortization ...................................         8,825           3,654           9,661               --
  Abandoned improvements ..........................................            --           9,661          32,575            5,165
  Common stock issued for services ................................       140,500          16,280           3,250           16,250
  Options issued for services .....................................            --           1,600
  Officers'/employees' compensation waived and contributed to                                             136,000           69,000
   additional paid-in capital .....................................            --          68,000
  Gain on extinguishment of debt related to                                                              (109,807)              --
   litigation settlement ..........................................            --              --             477               --
  Cash received in acquisition of Vanguard ........................            --              --
  Changes in operating assets and liabilities which provided
   (used) cash                                                                                            (23,662)         (28,174)
   Accounts receivable ............................................        15,457          28,174              --               --
   Other receivables ..............................................       (10,700)             --         (10,491)              --
   Advances to officer/stockholder ................................        (2,500)             --         (37,136)          40,547
   Accounts payable ...............................................        26,891         (69,556)         20,492          441,595
   Accrued liabilities ............................................      (228,004)          8,763           5,000               --
   Customer deposit ...............................................            --              --          19,940          124,400
   Deferred revenue ...............................................       (16,232)         32,897      ----------      -----------
                                                                      -----------      ----------
    Net cash provided (used) by operating                                                                  94,099         (151,993)
     activities ...................................................      (501,191)         36,310      ----------      -----------
                                                                      -----------      ----------
Investing activities                                                                                           --           (4,515)
 Organization costs ...............................................            --              --
 Purchases of equipment and leasehold                                                                      (6,213)         (26,611)
  improvements ....................................................       (65,342)             --      ----------      -----------
                                                                      -----------      ----------          (6,213)         (31,126)
     Net cash (used) by investing activities ......................       (65,342)             --      ----------      -----------
                                                                      -----------      ----------
Financing activities                                                                                           --          127,000
 Proceeds from sale of stock ......................................     1,730,290              --
 Proceeds from 8% note payable to                                                                              --          108,850
  officer/stockholder .............................................            --              --         (20,100)         (33,997)
 Payments on 8% note payable to officer/stockholder ...............       (54,753)             --              --               --
 Deferred offering costs ..........................................       (65,000)             --      ----------      -----------
                                                                      -----------      ----------
     Net cash provided (used) by financing                                                                (20,100)         201,853
      activities ..................................................     1,610,537              --      ----------      -----------
                                                                      -----------      ----------          67,786           18,734
Net increase in cash                                                    1,044,004          36,310          18,734               --
Cash at beginning of period .......................................        86,520          18,734      ----------      -----------
                                                                      -----------      ----------      $   86,520      $    18,734
     Cash at end of period ........................................   $ 1,130,524      $   55,044      ----------      -----------
                                                                      -----------      ----------
Supplemental disclosure information                                                                    $    6,075      $     4,003
 Cash paid for interest during the period .........................   $        --      $    1,700      ----------      -----------
                                                                      -----------      ----------      $       --      $        --
 Cash paid for income taxes during the period .....................   $        --      $       --      ----------      -----------
                                                                      -----------      ----------
Supplemental schedule of noncash investing activities
 Officers'/employee's compensation waived and contributed to                                           $  136,000      $    69,000
 additional paid-in capital .......................................                    $   68,000      ----------      -----------
                                                                                       ----------      $    6,500
 Shares issued for note receivable ................................                                    ----------
 Noncash assets acquired in acquisition of Vanguard ...............                                    $    1,006
                                                                                                       ----------




                 See notes to consolidated financial statements

                            Activeworlds.com, Inc.

                  Notes to Consolidated Financial Statements

Note 1--Organization and basis of presentation


     On January 22, 1999, Activeworlds.com, Inc., a Delaware corporation then known as Vanguard Enterprises, Inc. ("Company"), acquired all of the issued and outstanding common stock of Circle of Fire Studios, Inc., a Nevada corporation ("Circle of Fire"), in exchange for 8,084,816 shares of its common stock (the "1999 Acquisition") pursuant to an Agreement and Plan of Reorganization with Circle of Fire. As part of the 1999 Acquisition, outstanding options to acquire common stock of Circle of Fire were exchanged for options to purchase 639,535 shares of the Company's common stock. At the time of the 1999 Acquisition, Vanguard has no significant operations.


     Circle of Fire is accounted for as the acquiring party and the surviving accounting entity because the former stockholders of Circle of Fire received approximately 94% of the voting rights in the combined corporation. The shares issued by Vanguard pursuant to the 1999 Acquisition have been accounted for as if those shares had been issued upon the organization of Circle of Fire. The outstanding capital stock of Vanguard immediately prior to the 1999 Acquisition, has been accounted for as shares issued by Circle of Fire to acquire the net assets of Vanguard as of December 31, 1998.

     Because Circle of Fire is the accounting survivor, the financial statements presented for all periods are those of Circle of Fire. All intercompany accounts and transactions are eliminated in consolidation.

     The 1999 Acquisition is being accounted for as if it had taken place on December 31, 1998. The consolidated balance sheet at December 31, 1998 reflects the consolidated balance sheets of Vanguard and Circle of Fire at that date, and the results of operations and cash flows for the year ended December 31, 1998 and the period January 17, 1997 (date of inception) to December 31, 1997 reflect the operations of Circle of Fire. The financial statements are presented as those of Activeworlds.com, Inc.

     Immediately prior to the 1999 Acquisition, Vanguard effected a one-for-two reverse split in its outstanding common stock, with no change in the par value per share. In connection with the 1999 Acquisition, Vanguard also issued 200,000 shares of common stock to an investment banker and sold 2,000,000 shares of common stock at $.50 per share in a private placement.


     All share and per share information in these financial statements reflect
(a) the consummation of the 1999 Acquisition whereby shares and options issued by Circle of Fire were exchanged for shares of the Company's common stock and options to purchase shares of the Company's common stock, and (b) the one-for-two reverse split.

     Unless the context indicates otherwise, references in these financial statements to the "Company" includes the operations of Circle of Fire prior to the date of the 1999 Acquisition. References to "Vanguard" relate to the operations of Vanguard Enterprises, Inc. prior to the date of the 1999 Acquisition.


     The outstanding Circle of Fire common stock at the time of the 1999 Acquisition was held principally by officers.


     The unaudited consolidated financial statements included herein have been prepared based upon prescribed guidance of the Securities and Exchange Commission. As such, they do not include all disclosures required by generally accepted accounting principles, and should be read in conjunction with the audited consolidated statements as of and for the year ended December 31, 1998 and for the period January 17, 1997 (date of inception) to December 31, 1997, all included herein. In the opinion of management, the accompanying unaudited interim consolidated financial statements include all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of the financial position and results of operations and cash flows for the periods presented when read in conjunction with the audited consolidated financial statements, included herein, and related notes thereto. The results of operations for the respective six-month periods ended June 30, 1999 and June 30, 1998 are not necessarily indicative of the results that should be expected for a full fiscal year.

                            Activeworlds.com, Inc.

Note 2--Summary of significant accounting policies


A. Nature of operations


     Circle of Fire commenced operations on January 17, 1997. The Company provides computer software products and on-line services that permit users to enter, move about and interact with others in computer-generated, three-dimensional virtual environment using the Internet.


B. Depreciation and amortization


     Equipment is depreciated using accelerated methods. The estimated life of depreciable equipment is five years. Depreciation expense totaled $6,623 and $3,490 for 1998 and the period January 17, 1997 (date of inception) to December 31, 1997, respectively. Depreciation expense for the six months ended June 30, 1999 and 1998 (unaudited) totaled $8,375 and $3,330, respectively.


     Organization expense is amortized over five years on a straight-line basis.

C. Income taxes


     The Company reports income for tax purposes on the cash basis. Deferred taxes result from temporary differences and net operating loss carryforward. An allowance for the full amount of the gross deferred tax asset has been established due to the uncertainty of utilizing the deferred taxes in the future.



D. Accounting estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

E. Revenue


     Memberships are recognized as revenue ratably over the periods the membership are in effect. Advances on royalties from licensing agreements are recognized over the period the royalties are earned. Revenue from licensing the Company's uniservers, galaxservers and worlds are recognized when the license is granted and the Company has performed all of its obligations under the license agreement. Revenue from technical services are recognized when the services are performed.


F. Selling, general and administrative expenses


     Selling, general and administrative expenses for the year ended December 31, 1998 and the period January 17, 1997 (date of inception) to December 31, 1997 includes the value of services rendered by the Company's chief executive officer and chief financial officer, who received no compensation during either of such periods, and a key employee who received stock options during such period in lieu of compensation. (See note 4.) The value of the services is also reflected as additional paid-in capital. The value of services by the chief executive and financial officers was $100,000 in the aggregate for 1998 and $60,000 in the aggregate for the period January 17, 1997 (date of inception) to December 31, 1997. The value of the services by the employee, which is equal to the value of the options granted to the employee, was $36,000 for 1998 and $9,000 for the period January 17, 1997 to December 31, 1997.

                            Activeworlds.com, Inc.

Note 2--Summary of significant accounting policies  -- (Continued)

G. Research and development of software


     Research and development costs are expensed as incurred. During the period January 17, 1997 (date of inception) to December 31, 1997, the Company expensed the $300,000 paid to obtain the rights to the Active Worlds technology (to the extent it had been developed).

H. Earnings per share of common stock

     Earnings per share of common stock is computed by dividing net income
(loss) by the weighted-average number of common shares outstanding for the period. See also note 10.


Note 3--Operating lease


     Through April, 1999 the Company leased office facilities in Newburyport, Massachusetts under a tenant-at-will lease agreement requiring sixty days'

advance notice of vacancy. Rental expense was $9,354 and $17,729 for 1998 and the period January 17, 1997 (date of inception) to December 31, 1997, respectively. The Company moved to other facilities in April, 1999.

Note 4--Stock options



     During 1998 and the period January 17, 1997 (date of inception) to December 31, 1997, the Company granted nonqualified stock options to its employees and independent contractors. The options expire five years from issuance or upon termination of employment and other specified events. The table below sets forth information as to options granted during such period.

                                                 December 31, 1998
                                             -------------------------
                                                             Weighted
                                                              Average
                                                Shares       Exercise
                                              Subject to     Price per
                                                Options        Share
                                             ------------   ----------
Outstanding at beginning of year .........      302,326      $  .237
Granted during the year ..................      337,209         .430
Exercised during the year ................           --           --
Expired during the year ..................           --           --
Outstanding at end of year ...............      639,535         .340
Exercisable at end of year ...............      581,395         .331


     The foregoing options were granted by Circle of Fire. Pursuant to the 1999 Acquisition the foregoing options were cancelled and options to purchase the Company's common stock were granted. (See note 1.)

     Statement of Financial Accounting Standards No. 123 ("SFAS 123") allows the Company to account for stock-based compensation, including options, granted to employees under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25") and disclose in a footnote the pro forma effect on net income (loss) as if the fair value accounting method of SFAS 123 were used.



     The value of the options was estimated to be $.129 per option. The methodology used in estimating the fair value of the stock options is the Minimum Value Method adjusted for facts and circumstances of the stock option agreements. Significant assumptions included a risk free interest rate of 6% and an expected life of two years.



     Accordingly, under APB 25, no compensation was recognized in the consolidated financial statements for the value of the stock options issued to employees with an exercise price in excess of the estimated fair value of the Company stock. In situations where the fair value of the stock options was considered compensation,

                            Activeworlds.com, Inc.

Note 4--Stock options  -- (Continued)


compensation expense was recorded with recognition of options outstanding recorded as additional paid-in capital in the stockholders' equity (deficiency) section of the balance sheet. Compensation costs recognized for stock options were $3,250 and $16,250 for 1998 and the period January 17, 1997 (date of inception) to December 31, 1997, respectively.


     The exercise prices of the options consist of 488,372 options exercisable at $.430 and 151,163 exercisable at $.043. The stock options expire five years from issuance or upon termination of employment or other specified events.

Note 5--Litigation settlement


     In July 1997, the Company entered into an agreement with two former employee-stockholders settling certain claims by those individuals against the Company. Pursuant to a settlement agreement, the Company paid $10,000 and issued its non-interest bearing notes for an aggregate of $490,000, of which $384,807 was outstanding at December 31, 1998. As a result of litigation concerning the parties' rights under the settlement agreement, in January 1999, the Company entered into an agreement with the two former employee-stockholders pursuant to which its obligations under the notes were reduced to $275,000, which amount has been paid. Accordingly, a partial extinguishment of debt was recorded at December 31, 1998 in the amount of $109,807 representing the difference between the recorded liability and the amount of the settlement in January, 1999 and is reflected on the 1998 consolidated statement of operations as an extraordinary item.

Note 6--Deferred revenue


     Deferred revenue consists of the following:


                                                     December 31,
                                   June 30, 1999         1998
                                  ---------------   -------------
                                    (Unaudited)
Deferred memberships ..........      $  95,108        $  96,340
Advances on royalties .........         33,000           48,000
                                     ---------        ---------
                                     $ 128,108        $ 144,340
                                     ---------        ---------



Note 7--Related party transactions


     In 1997, an officer/stockholder provided $108,850 of working capital funds to the Company. The unsecured loan payable bears interest at 8% and is due on demand. Payments are made on the loan as funds become available. The outstanding principal balance at December 31, 1998 was $54,753. Amounts paid to the officer/stockholder during 1998 and the period January 17, 1997 (date of inception) to December 31, 1997 totaled $26,000 (including interest expense of $5,900) and $38,000 (including interest expense of $4,003), respectively.

     An officer/stockholder of the Company is also a member of the board of directors of a company which purchased a uniserver in the amount of $35,000 in 1998.

     An officer/stockholder of the Company has received advances from the Company during 1998. Advances to the officer/stockholder at December 31, 1998 totaled $10,491.

     Reference is also made to notes 2F and 11.

Note 8--Pro forma information (unaudited)

     Pro Forma Compensation:


     The Company issued options to purchase 116,279 shares of common stock to an employee. The fair value of these options has been estimated at $.129 per share. During the period from June 1, 1997 to May 31, 1998,

                            Activeworlds.com, Inc.

Note 8--Pro forma information (unaudited)  -- (Continued)


58,140 of the options vested. The vesting period for the remaining 58,139 options is June 1, 1998 to May 31, 1999. SFAS 123 allows the Company to account for stock-based compensation arrangements under the provisions of APB 25. Accordingly, the proforma compensation for the stock options is $7,500 and $-0-for 1998 and the period January 17, 1997 (date of inception) to December 31, 1997, respectively.

                                                                                           Period January
                                                                                           17, 1997 (date
                                                                          Year Ended      of inception) to
                                                                         December 31,       December 31,
                                                                             1998               1997
                                                                        --------------   -----------------
Proforma information
 (Loss) before (provision for) benefit from income taxes and extraor-
   dinary item, per statement of operations .........................     $  (69,533)          (824,943)
 Proforma adjustment for fair value of stock options ................         (7,500)
                                                                          ----------
 Proforma (loss) before extraordinary item ..........................        (77,033)          (824,943)
 Gain on extinguishment of debt related to litigation settlement, net
   of tax effect of $-0- ............................................        109,807                 --
                                                                          ----------           --------
 Proforma net income (loss) .........................................     $   32,774        $  (824,943)
                                                                          ----------        -----------

Note 9--Income taxes

     At December 31, 1998, the Company has a net operating loss carryforward of $124,800 that may be used to offset future taxable income. If not used, the carryforward will expire with the year 2017. The temporary difference for income tax reporting on a cash basis results in additional losses of $453,192.

     An allowance has been established for the full amount of the gross deferred tax asset due to the uncertainty of utilizing the deferred taxes in the future.

     The tax effect of each type of temporary difference and carryforward is reflected in the following table:

                                                                             December 31,
                                                           June 30, 1999         1998
                                                          ---------------   -------------
                                                            (Unaudited)
Net operating loss carryforward .......................      $ 330,847         $ 33,192
Accrual basis versus cash basis tax reporting .........        100,522          198,676
                                                             ---------         --------
Deferred tax asset before valuation allowance .........        431,369          231,868
Valuation allowance ...................................        431,369          231,868
                                                             ---------         --------
Net deferred tax asset ................................      $      --         $     --
                                                             ---------         --------

     The effective combined Federal and State tax rate used in the calculation of the deferred tax asset was 40% for both periods.

     The operating loss carryforward is available to reduce Federal and State taxable income and income taxes, respectively, in future years, if any. The realizability of deferred taxes is not assured as it depends upon future taxable income. However, there can be no assurance that the Company will ever realize any future cash flows or benefits from these losses.

     Permanent book/tax differences result from the value of the services of two officers and an employee which was accrued for financial statement purposes but which is not deductible for income tax purposes. These permanent book/tax differences are not reflected in the net deferred tax asset.

                            Activeworlds.com, Inc.

Note 10--Earnings per share of common stock


     The following table sets forth the number of shares on which the basic earnings per share of common stock has been calculated:



                                                                                  Weighted
Period                                                                        Number of Shares
--------------------------------------------------------------------------   -----------------
Period January 17, 1997 (date of inception) to December 31, 1997 .........        8,084,816
Year ended December 31, 1998 .............................................        8,084,816
Six Months ended (unaudited)
   June 30, 1998 .........................................................        8,084,816
   June 30, 1999 .........................................................       10,684,653




     The diluted earnings per share of common stock for the year ended December 31, 1998 has been calculated using 8,128,276 weighted average number of shares for the year. Diluted earnings per share of common stock has not been presented for other periods since the effect of including the stock options outstanding during the respective periods (note 4) would be antidilutive for those periods.



Note 11--Subsequent events


A. Private placement offering



     In June 1999, the Company sold nine private placement units at $100,000 per unit. Each private placement unit consisted of 17,600 shares of common stock and a five-year warrant to purchase 20,000 shares of common stock at $5.70 per share. The price of the units reflects a price of $5.682 per share, with no value being allocated to the warrants. In connection with this private placement, the Company paid the placement agent $117,000. The Company also issued the placement agent a warrant to purchase one placement agent's unit for $90,000. A placement agent's unit consists of 15,840 shares of common stock and a warrant to purchase 18,000 shares of common stock at $5.70 per share. The warrants may be redeemed commencing in June 2001 if the price of the common stock is at least 150% of the exercise price. The warrants also give the holders cashless exercise rights.



B. Employment contracts



     Effective January 21, 1999, the Company entered into three-year employment agreements with the Company's president and chief financial officer. Under the agreements annual compensation for each is $140,000. Additionally, the president and chief financial officer each were granted options to purchase up to 14,000 shares of the Company's common stock at an exercise price of $.55 per share. The agreements also provide for the president and chief financial officer to be eligible to participate in a bonus pool of not more than 10% of income before taxes, in excess of $750,000. A compensation committee will have sole discretion as to the allocation of the bonus pool among the senior executives.


     The bonus is not cumulative during any fiscal year.


     Each agreement contains a provision whereby if the Company breaches the provisions of the agreement, if the employee terminates the agreement for "good reason" or if the Company terminates the employee other than for cause (as defined in the agreement), the employee shall be entitled to payment equal to the lesser of (a) one year's salary and bonus for the period of employment prior to calendar year in which termination occurred; or (b) the salary due for the balance of the term plus a pro rata portion of the bonus paid to the employee for the previous year.

                            Activeworlds.com, Inc.

Note 11--Subsequent events  -- (Continued)

C. Issuance of options

     In April 1999 the Company entered into an agreement with a marketing firm for it to provide advertising services. Under the agreement, stock options were issued in lieu of payment for services. The contract was cancelled in July 1999. At the time of cancellation, 250,000 stock options had been issued for advertising services. The Company issued 12,250 options for services rendered by a contractor through June 30, 1999. The value of the services was $12,250.


     In May 1999, the Company issued to an investor a warrant to purchase 250,000 shares of common stock at $5.70 per share. The warrant was issued in consideration of the waiver by the investor of registration and other rights the Company had granted in connection with its services relating to the 1999 Acquisition.


D. Issuance of common stock

     During January, 1999 the Company issued 65,000 shares of common stock to an employee for a $6,500 note.

     The Company issued 1,880 shares of common stock for purchases of furniture with a value of $8,500 in 1999. The Company issued 5,472 shares of common stock for consulting services rendered in 1999.



E. Office lease obligation

     In March, 1999 the Company entered into a lease for office space with a 3 year term. The annual minimum rental payments under the lease will be approximately $31,500.

     The future minimum rental payment under the lease for the five years succeeding December 31, 1998 are as follows:


Year Ending
December 31                      Amount
---------------------------   -----------
  1999 ....................    $ 26,250
  2000 ....................      31,500
  2001 ....................      31,500
  2002 ....................       5,250
  2003 ....................          --
                               --------
  Total ...................    $ 94,500

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       No dealer, salesman or any other person has been authorized to give any information or representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the underwriters. This Prospectus does not constitute an offer to buy any security offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security, by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, imply that the Information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.



                     -----------------------------------
                               TABLE OF CONTENTS



                                                 Page
                                                -----
Prospectus Summary ..........................
Our Business ................................
The Offering ................................
Summary Financial Information ...............
Risk Factors ................................
Forward-Looking Statements ..................
Dilution ....................................
Market for Common Stock; Dividends ..........
Use of Proceeds .............................
Capitalization ..............................
Selected Financial Data .....................
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ...............................
Business ....................................
Related Party Transactions ..................
1999 Private Placements .....................
Principal Stockholders ......................
Description of Securities ...................
Underwriting ................................
Legal Matters ...............................
Experts .....................................
Additional Information ......................
Index to Financial Statements ...............

                     -----------------------------------

       Until _________, 1999 (25 days from the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         [ACTIVEWORLDS.COM, INC. LOGO]





                                1,500,000 Units





                            ACTIVEWORLDS.COM, INC.




                            Each Unit Consisting of
                         One Share of Common Stock and
                             a Series B Redeemable
                        Common Stock Purchase Warrants
                             to Purchase One Share
                                of Common Stock






                 --------------------------------------------
                                  PROSPECTUS
                 --------------------------------------------

                             HD BROUS & CO., INC.
                          CORINTHIAN PARTNERS, L.L.C.




                               ____________, 1999





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II


Item 24. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law and our Bylaws (Exhibit 3.6) provide us with broad power to indemnify our directors and officers.


     Reference is made to Paragraph 7 of the Underwriting Agreement (Exhibit 1.1) with respect to indemnification of the us and the underwriters.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, excluding the Representative's nonaccountable expense allowance, all of which expenses will be paid by the Registrant:




   SEC registration fee                                                $   3,379.00
   NASD registration fee
   Nasdaq listing fee                                                    10,000.00
   Boston Stock Exchange Listing Fee                                       ,000.00
   Printing and engraving                                                  ,000.00*
   Accountants' fees and expenses                                          ,000.00*
   Legal fees and expenses                                                 ,000.00*
   Transfer agent's and warrant agent's fees and expenses                 5,000.00*
   Blue Sky fees and expenses                                            60,000.00*
   Representative's non-accountable expense allowance                      ,000.00
   Miscellaneous
                                                                         xx,xxx.xx*
                                                                       -----------
      Total                                                            $xxx,000.00*
                                                                       ===========
      * Estimated

Item 26. Recent Sales of Unregistered Securities

     During the past three years, we sold the following securities pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. All information reflects a one-for-two reverse split in our common stock, which was effective on January 21, 1999.


     1. In September 1995, the founders of Vanguard were issued 450,000 shares of common stock for the amount of $25,000. The sale of these shares was exempt from the registration provisions of the Securities Act pursuant to Section 4(2).

     2. In January 1996, Vanguard completed a public offering of 50,000 shares of our common stock for the amount of $10,000. The sale of these shares was exempt from the registration requirements of the Securities Act pursuant to Rule 504. There was no underwriter for this sale.

     3. On January 21, 1999, we issued to the ten former stockholders of Circle of Fire Studios, Inc. an aggregate of 8,149,816 shares of common stock in exchange for their shares of Circle of Fire Studios common stock. As part of the acquisition, options to purchase shares of Circle of Fire Studios common stock were exchanged for options to purchase 639,535 shares of our common stock. The issuance of these shares and options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2). We also issued 200,000 shares of common stock to Baytree Capital Associates, LLC, for services relating to this acquisition.

     4. In January 1999, we sold 2,000,000 shares of common stock in a private placement for $.50 per share to unaffiliated parties. The sale of these shares was exempt from the registration requirements of the Securities Act pursuant to Rule 504. No general solicitation was made in connection with this private placement, and no underwriter was engaged for this sale.

     5. Pursuant to an April 1999 agreement, we granted to a marketing firm stock options to purchase 250,000 shares of common stock at $ 3.80 per share, in consideration of advertising services. The issuance of the options was exempt from registration pursuant to Section 4(2) of the Securities Act.

     6. In January 1999, we sold 65,000 shares of common stock to Shamus Young, who was an employee, for $6,500, which was paid by the issuance of a 8% promissory note due December 31, 2000. Such sale was exempt from registration pursuant to section 4(2) of the Securities Act. These shares were issued upon exercise of an option.

     7. During the period from January through June 1999, we granted options to purchase 12,250 shares of common stock at $8.75 per share to a contractor for services performed over such period and valued at approximately $12,250. The issuance of the options was exempt from registration pursuant to Section 4(2) of the Securities Act.

     8. In April 1999, we issued 1,880 shares of common stock as payment for furniture valued at $8,500. The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

     9. In May 1999, we issued to Baytree Capital Associates, LLP, a warrant to purchase 250,000 shares of common stock at $5.70 per share. The warrant was issued in consideration of the waiver by Baytree Capital Associates of registration and other rights we had granted to Baytree in connection with the acquisition of Circle of Fire Studios. The issuance of this warrant was exempt from registration pursuant to Section 4(2) of the Securities Act.

     10. In June 1999, we sold nine private placement units at $100,000 per unit to four accredited investors: SoundShore Holdings Ltd., SoundShore Opportunity Holding Fund Ltd., Hull Overseas, Ltd. and Duck Partners, L.P. Each private placement unit consisted of 17,600 shares of common stock and a Series A common stock purchase warrants to purchase 20,000 shares of common stock at $5.70 per share. The effective price per share of common stock purchased by these investors was $5.68 per share, assuming that no value is allocated to the warrants. In connection with this private placement, we engaged HD Brous & Co., Inc. as exclusive placement agent. We paid HD Brous a fee of $90,000 and a non-accountable expense allowance of $27,000. We also issued HD Brous a warrant to purchase one placement agent unit for $90,000. A placement agent unit consists of 15,840 shares of our common stock and a Series A common stock purchase warrant to purchase 18,000 shares of our common stock at $5.70 per share. The warrant to HD Brous will terminate upon the completion of this offering.

In connection with the private placement, we and our officers, directors and 5% stockholders gave HD Brous a three-year right of first refusal with respect to public and private sales of our securities. The issuance of these securities was exempt from registration pursuant to Rule 506 and Sections 4(2) and 4(6) of the Securities Act.


Item 27. Exhibits



 1.1       Form of Underwriting Agreement between the Issuer and the Underwriters.**
 1.2       Form of Underwriters' Unit Purchase Option.**
  2.       Plan of reorganization between Vanguard Enterprises, Inc. and Circle of Fire Studios, Inc. dated
           January 13, 1999.*
 3.1       Certificate of Incorporation of the Issuer as filed with the Delaware Secretary of State on September
           5, 1995.*
 3.2       Certificate of Amendment to Certificate of Incorporation of the Issuer as filed with the Delaware
           Secretary of State on September 29, 1995.*
 3.3       Certificate of Amendment to Certificate of Incorporation of the Issuer as filed with the Delaware
           Secretary of State on October 12, 1995.*
 3.4       Certificate for Renewal and Revival of Certificate of Incorporation of the Issuer as filed with the
           Delaware Secretary of State on September 10, 1997.*
 3.5       Certificate of Amendment to Certificate of Incorporation of the Issuer as filed with the Delaware
           Secretary of State on January 21, 1999.*
 3.6       Bylaws of the Issuer.*
 4.1       Form of Common Stock Certificate.*
 4.2       Form of Warrant Agreement, including form of Series B Redeemable Common Stock Purchase
           Warrant.**
 4.3       Form of Series A Redeemable Common Stock Purchase Warrant.*
 4.4       Form of Unit Certificate.***
 5.        Opinion of Pepe & Hazard, LLP.***
10.1       Activeworlds.com, Inc. 1999 Stock Option Plan.*
10.2       Lease Agreement dated February 27, 1999 between the Issuer and Robert L. Wood.*
10.3       Amended and Restated Employment Agreement, dated as of January 21, 1999, between the Issuer and Richard F. Noll.*
10.4       Amended and Restated Employment Agreement, dated as of January 21, 1999, between the Issuer and J. P. McCormick.*
10.5       Stock Option Agreement between the Issuer and Richard F. Noll.**
10.6       Stock Option Agreement between the Issuer and J. P. McCormick.**
10.7       Agreement dated October , 1999, between the Issuer and Advance Shopping Centre Management Pty.
           Limited.**
23.1       Consent of Pannell Kerr Forster PC (included on Page II-7).**
23.2       Consent of Pepe & Hazard, LLP (included in Exhibit 5).***
24.        Power of Attorney (included on the Signature Page).**
27.        Financial Data Schedule (for SEC purposes only)*


------------

*  Previously filed.
**  Filed herewith.
*** To be filed by amendment.



Item 28. Undertakings


     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

       (iii) Include additional or changed material information on the plan of distribution, and PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
   (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That for purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) That for purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (5) That for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (7) To provide the underwriters, at the closing specified in the Underwriting Agreement, certificates representing the units in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies it has reasonable grounds to believe it meets all the requirements for filing on this Form SB-2 and authorized this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, in the City of Newburyport, Commonwealth of Massachusetts, on this 5th day of November, 1999.




                                              ACTIVEWORLDS.COM, INC.


                                              By:_____________________________
                                                Richard F. Noll, President



                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints J.P. McCormick and Richard F. Noll, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.




        Signatures                          Title                         Date
        ----------                          -----                         ----
/s/ Richard F. Noll          President and chief executive         November 5, 1999
--------------------------
        Richard F. Noll      officer and director (principal
                             executive officer)
/s/ J.P. McCormick           Chief financial officer and           November 5, 1999
--------------------------
         J.P. McCormick      director (principal financial and
                             accounting officer)
/s/ Alexander M. Adelson     Director                              November 5, 1999
--------------------------
     Alexander M. Adelson

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the use in this Registration Statement on Form SB-2 of our report dated July 30, 1999, accompanying the financial statements of Activeworlds.com, Inc. for the year ended December 31, 1998 and the period January 17, 1997 (date of inception) to December 31, 1997 and to the use of our name and the statements with respect to us as appearing under the heading "Experts" in the Prospectus.





PANNELL KERR FORSTER P.C.
Boston, Massachusetts
November 4, 1999

                                 EXHIBIT INDEX




 Exhibit
   No.                                                   Description
   ---                                                   -----------
 1.1       Form of Underwriting Agreement between the Issuer and the Underwriters.**
 1.2       Form of Underwriters' Unit Purchase Option.**
 2.        Plan of reorganization between Vanguard Enterprises, Inc. and Circle of Fire Studios, Inc. dated
           January 13, 1999.*
 3.1       Certificate of Incorporation of the Issuer as filed with the Delaware Secretary of State on September
           5, 1995.*
 3.2       Certificate of Amendment to Certificate of Incorporation of the Issuer as filed with the Delaware
           Secretary of State on September 29, 1995.*
 3.3       Certificate of Amendment to Certificate of Incorporation of the Issuer as filed with the Delaware
           Secretary of State on October 12, 1995.*
 3.4       Certificate for Renewal and Revival of Certificate of Incorporation of the Issuer as filed with the
           Delaware Secretary of State on September 10, 1997.*
 3.5       Certificate of Amendment to Certificate of Incorporation of the Issuer as filed with the Delaware
           Secretary of State on January 21, 1999.*
 3.6       Bylaws of the Issuer.*
 4.1       Form of Common Stock Certificate.*
 4.2       Form of Warrant Agreement, including form of Series B Redeemable Common Stock Purchase
           Warrant.**
 4.3       Form of Series A Redeemable Common Stock Purchase Warrant.*
 4.4       Form of Unit Certificate.***
 5.        Opinion of Pepe & Hazard, LLP.***
10.1       Activeworlds.com, Inc. 1999 Stock Option Plan.*
10.2       Lease Agreement dated February 27, 1999 between the Issuer and Robert L. Wood.*
10.3       Amended and Restated Employment Agreement, dated as of January 21, 1999, between the Issuer and Richard F. Noll.*
10.4       Amended and Restated Employment Agreement, dated as of January 21, 1999, between the Issuer and J. P. McCormick.*
10.5       Stock Option Agreement between the Issuer and Richard F. Noll.**
10.6       Stock Option Agreement between the Issuer and J. P. McCormick.**
10.7       Agreement dated September , 1999, between the Issuer and Advance Shopping Centre Management
           Pty. Limited.**
23.1       Consent of Pannell Kerr Forster PC (included on Page II-7).**
23.2       Consent of Pepe & Hazard, LLP (included in Exhibit 5).***
24.        Power of Attorney (included in the Signature Page).**
27.        Financial Data Schedule (for SEC purposes only).*



------------
 * Previously filed.

 ** Filed herewith.

*** To be filed by amendment.